Exhibit 13

PRIVATE & CONFIDENTIAL

EXECUTION

DATED 23 July 2025

Shareholders Agreement

relating to

OSN STREAMING LIMITED

between

OSN STREAMING LIMITED
as the Company

and

THE PERSONS SET OUT IN SCHEDULE 1

i

THIS AGREEMENT is made on 23 July 2025

BETWEEN:

(1)	OSN STREAMING LIMITED a Cayman Islands exempted company with registration number 404857, whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Company”); and

(2)	The Persons whose names and addresses are set out in Schedule 1 (Investors) and any person who adheres to this Agreement from time to time as an Investor pursuant to a Deed of Adherence in accordance with this Agreement (together, the “Investors” and each an “Investor”).

WHEREAS:

(A)	The WBD Investor acquired certain Ordinary Shares from the Lead Investor on or around the date of this Agreement pursuant to the Acquisition Agreement.

(B)	The Investors and the Company have agreed to regulate their affairs in relation to the Company and the Company’s ownership of shares of Anghami on the terms and conditions of this Agreement.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	The following words and expressions where used in this Agreement have the meanings given to them below:

“Accelerated Issue” has the meaning given to it in Clause 10.2;

“Accepted ROFO Shareholders” has the meaning given to it in paragraph 4.1 of Schedule 4 (Right of First Offer);

“Acquisition Agreement” means the agreement dated 23 March 2025 between the Lead Investor, the WBD Investor and Discovery Communications, LLC relating to the acquisition of certain Ordinary Shares by the WBD Investor from the Lead Investor;

“Act” means the Cayman Islands Companies Act (as revised);

“Additional Funding” has the meaning given to it in Clause 9.1;

“Affected Security Holders” has the meaning given to it in Clause 10.2;

“Affiliate” means:

(a)	in relation to any person that is an undertaking, a person that directly, or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the person specified;

(b)	in relation to any person that is an individual, any spouse, civil partner, co-habitee, grandparents (and the grandparents of the spouse, civil partner or co-habitee) and all lineal descendants by blood or adoption of those grandparents, and any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settlor;

“Agreement” means this shareholders' agreement;

“Alternate Director” has the meaning given to it paragraph 4 of Part 1 of Schedule 2 (Corporate Governance);

“AML Laws” means all Applicable Laws concerning anti-money laundering, financial record keeping, anti-fraud or anti-terrorist financing;

“Anghami” means Anghami Inc., a Cayman Islands exempted company with registration number 372207, whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands;

“Anghami Audit Committee Observer” has the meaning given to it in Clause 3.3;

“Anghami Board” means the board of directors of Anghami;

“Anghami Board Observer” has the meaning given to it in Clause 3.3;

“Anghami FZ” means Anghami FZ LLC, a Dubai Development Authority company with registration number 92176, whose registered office is at No. 254/255, 2nd Floor, Building 17, Dubai Internet City, Dubai, United Arab Emirates;

“Anghami Group” means Anghami and any direct or indirect subsidiary of Anghami from time to time and references to “Anghami Group Company” and “member of the Anghami Group” shall be construed accordingly;

“Annual Budget” means the annual operating budget of the Group (including Anghami), initially prepared in accordance with Clause 6.5 and then as adopted and/or amended from time to time in accordance with this Agreement;

“Anti-Corruption Laws” means all Applicable Laws concerning or relating to anti-bribery, anti-corruption and anti-kickback matters in the public or private sector, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, or any similar Applicable Laws;

“Applicable Law” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction;

“Articles” means the memorandum and articles of association of the Company adopted by special resolution dated on or about the date of this Agreement, as amended and/or restated from time to time;

“Asset Sale” means a sale by the Company or any other member of the Group of all or substantially all of the Group’s business, assets and undertakings to one or more buyers on arm’s length terms as part of a single transaction or series of connected transactions (other than as part of a Reorganisation Transaction);

“Auditors” mean the auditors of the Group from time to time;

“Board” means the board of directors of the Company (or a duly authorised committee thereof) from time to time (or, where applicable, the board of directors of the New Holding Company);

“Business Day” means a day on which banks are open for general, commercial banking business in Dubai, United Arab Emirates and London, England (excluding Saturdays, Sundays and public holidays);

“Business Plan” means the three year rolling business plan of the Group (including Anghami), initially developed in accordance with Clause 6.5 and then as may be amended or replaced from time to time in accordance with this Agreement;

“Call Option Lapse Date” means 30 June 2028;

“Company” has the meaning given to it in the Recitals;

“Competition Authority” means any Governmental Authority or other competition or antitrust body or other authority, in any jurisdiction, which is responsible for applying merger control or other competition or antitrust legislation in such jurisdiction;

“Compliance Measures” means any law, regulation, code of practice or requirement of a regulatory authority (including any Tax Authority) or any policy, advice or guideline of any regulatory authority (including any Tax Authority), industry body or association, or any measures required to undertake any merger control analysis, including in each case in relation to anti–bribery or anti–corruption, anti–competition, anti-money laundering, sanctions or Tax;

“Confidential Information” means all information (whether oral or recorded in any medium) relating to any Group Company’s or any Investor’s or the relevant Investor Affiliates’, financial or other affairs (including future plans of any Group Company) which is treated by a Group Company or an Investor as confidential (or is marked or is by its nature confidential);

“Conflict” has the meaning given to it in paragraph 3 of Part 1 of Schedule 2 (Corporate Governance);

“Control” means, from time to time:

(a)	in the case of a body corporate, the right to exercise (directly or indirectly) more than 50 per cent., of the votes exercisable at any meeting of the shareholders or members of that body corporate, together with the right to appoint more than half of its directors;

(b)	in the case of a partnership or limited partnership, the right to exercise (directly or indirectly) more than 50 per cent. of the votes exercisable at any meeting of partners of that partnership or limited partnership (and, in the case of a limited partnership, Control of each of its general partners); and

(c)	in the case of any other person, the right to exercise a majority of the voting rights in respect of or otherwise to control that person, whether by virtue of provisions contained in its memorandum or articles of association or, as the case may be, certificate of incorporation or bye-laws, statutes or other constitutional documents or any contract or arrangement with any other persons (and "Controls" and "Controlled" shall be construed accordingly);

“Convertible Note Purchase Agreement” has the meaning given to it in the Acquisition Agreement;

“Covenanting Investor” has the meaning given to it in Clause 8.1;

“Data Protection Authority” means any Governmental Authority responsible for the enforcement of Data Protection Law;

“Data Protection Law” means all Applicable Laws and all guidelines and codes of practice (in each case which are mandatory and legally binding) issued by a competent Data Protection Authority concerning the protection and/or processing of personal data or e-privacy (including laws concerning electronic marketing and use of cookies and similar tracking technologies);

“Debt Finance” means, without double counting, all loans (whether or not they bear interest), financing liabilities or obligations or other indebtedness of the Group and, from time to time, any further facilities of the Group for the funding of any future acquisitions, repayment of or refinancing of third party debt and capital expenditure and working capital;

“Debt Securities” means any shares that carry a fixed return on profits, capital or otherwise and/or any other debt or debt-like security or rights convertible into or exercisable or exchangeable for debt or debt-like securities of any class or series of loan capital (or which are convertible into or exercisable or exchangeable for any security which is, in turn, convertible into or exercisable or exchangeable for debt or debt-like securities of any class or series of loan capital) issued by any SPV Group Company from time to time, in each case, having the rights and being subject to the restrictions set out in this Agreement and the relevant instrument constituting such securities, but excluding any Debt Finance;

“Deed of Adherence” means the deed of adherence to this Agreement in the form of Schedule 7 (Deed of Adherence);

“Defaulting Security Holder” has the meaning given to in in Clause 11.7;

“Delegation of Authority” means the delegation of authority of Anghami adopted in the agreed form on or about the date of this Agreement, as amended and/or restated from time to time;

“Drag-Along Notice” has the meaning given to it in paragraph 2.1 of Schedule 6 (Drag-Along);

“Drag-Along Sale” has the meaning given to it in paragraph 1 of Schedule 6 (Drag-Along);

“Drag-Along Securities” has the meaning given to it in paragraph 1 of Schedule 6 (Drag-Along);

“Drag Transferee” has the meaning given to it in paragraph 1 of Schedule 6 (Drag-Along);

“Drag Triggering Sellers” has the meaning given to it in paragraph 1 of Schedule 6 (Drag-Along);

“Dragged Security Holders” has the meaning given to it in paragraph 1 of Schedule 6 (Drag-Along);

“Encumbrance” means a mortgage, charge (whether fixed or floating), pledge, lien, option, restriction, equity, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or other type of agreement or arrangement having similar effect;

“Event” means any event, transaction, action, circumstance or omission whether alone or in conjunction with any other event, transaction, action, circumstance or omission (or any of the foregoing deemed to occur for Tax purposes) and includes (without limitation) further becoming, being or ceasing to be a member of a group of companies (however defined) for the purposes of any Tax;

“Excluded Issue” means any issue of Securities:

(a)	in connection with an IPO or Reorganisation Transaction;

(b)	only to another Group Company; or

(c)	in connection with a pro-rata stock split or pro-rata dividend in specie;

“Exit” means a Sale, Asset Sale, IPO or Winding Up;

“Financing Documents” means the agreements (including facility, inter-creditor and security agreements and any ancillary documents) pursuant to which Lenders make available Debt Finance to any Group Company;

“Governmental Authority” means any supranational, national, state, municipal or local government (including any subdivision, court, administrative agency or commission, stock or securities exchange, self-regulatory organisation, Tax or other fiscal or revenue authority, official or body or other governmental or regulatory body) or any other supranational, intergovernmental, quasi-governmental authority, body, department or organisation, including the European Union, or any regulatory body appointed by any of the foregoing in each case, in any jurisdiction;

“Government Official” means:

(a)	any employee or officer of, or other person acting in an official capacity for any government or department, agency or any government-controlled or government-owned entity, an international non-governmental organization, or a royal family;

(b)	a political party or official thereof; or

(c)	any candidate for political office;

“Group” means the Company, any New Holding Company and any direct or indirect subsidiary of the Company from time to time and references to “Group Company” and “member of the Group” shall be construed accordingly;

“Group Company Board” has the meaning given to it in Clause 4.1;

“Group Company Pillar Two Tax Cost” means, for a Reporting Fiscal Year (including any Reporting Fiscal Year falling wholly or partly prior to the date of this Agreement), the amount (if any) by which the aggregate liability for Pillar Two Taxes of the Group Companies is greater than the Notional GC Amount for that Reporting Fiscal Year (the “Notional GC Amount” for a Reporting Fiscal Year being the amount that would have been the aggregate liability for Pillar Two Taxes of the Group Companies for that Reporting Fiscal Year but for any Group Company being a Constituent Entity of an MNE Group of which any Investor or any of its Affiliates is the Ultimate Parent Entity (in which case that Investor shall be treated as a “Pillar Two Responsible Investor” for that Reporting Fiscal Year for the purposes of this Schedule), determined on the assumption that the Group Companies constitute an MNE Group which includes no entities other than the Group Companies and of which the Company (or, if applicable, any New Holding Company) is the Ultimate Parent Entity);

“Gulf DTH” means Gulf DTH FZ LLC, a Dubai Development Authority company with registration number 30993, whose registered office is at OSN Building, PO Box 50221, Dubai Media City, United Arab Emirates;

“ICC” means the International Chamber of Commerce;

“ICC Expert Rules” means the ICC rules relating to experts and neutrals published on 28 December 2016, as amended;

“Independent Expert” means a mutually agreeable independent and reputable firm of international standing selected amongst one of the largest 4 (four) internationally recognised audit firms, or one of the top ten (10) valuation or investment banking firms advising internationally on media deals during the calendar year ending prior the date of the Pre-Emption Notice, in each case that:

(a)	has had no material business relationship (whether directly or through any of its Investor Affiliates) with any Investor or their respective Investor Affiliates in the twenty-four (24) months prior to its selection;

(b)	is not, directly or through any of its Investor Affiliates, in then-current discussions with any Investor or any of their respective Investor Affiliates regarding a proposed future engagement; and

(c)	has no other conflict of interest or financial interest in the proposed transaction,

and, failing mutual agreement between the parties within ten (10) Business Days, the Independent Expert shall be appointed by the ICC in accordance with the ICC Expert Rules;

“Intellectual Property Rights” means:

(a)	copyright, patents, database rights and rights in trade marks, designs, know-how and confidential information (whether registered or unregistered);

(b)	applications for registration, and rights to apply for registration, of any of the foregoing rights; and

(c)	all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

“Investment” means the sum of the US$57 million from the date of this Agreement, plus any amounts paid at a particular point in time by (or on behalf) of the WBD Investor in respect of Securities which are not First Tranche Sale Shares, Second Tranche Sale Shares or Third Tranche Sale Shares (as each such term is defined in the Acquisition Agreement);

“Investor” has the meaning given to it in the Recitals;

“Investor Affiliate” means, in relation to an Investor, each Affiliate of that Investor (other than the Investor itself), provided that:

(a)	no person other than Panther Media Group Limited and its direct and indirect subsidiary undertakings from time to time shall be deemed an Investor Affiliate of the Lead Investor;

(b)	Anghami shall not be deemed an Investor Affiliate of the Lead Investor; and

(c)	no person other than Warner Bros. Discovery, Inc. and its direct and indirect subsidiary undertakings from time to time shall be deemed an Investor Affiliate of the WBD Investor;

“Investor Consent” means a consent:

(a)	in writing to the relevant Group Company from either an Investor Director appointed by each Major Investor or the relevant Investor(s) (including by way of e-mail);

(b)	from each Major Investor by signing a written resolution of the shareholders of the Company approving the relevant transaction or matter; or

(c)	from Investor Directors appointed by each Major Investor by signing a written resolution of the Board or the minutes of a quorate Board meeting approving the relevant transaction or matter,

and provided, in each case, that the consent is expressly referred to as an Investor Consent;

“Investor Direction” means a direction in writing to the relevant Group Company from either an Investor Director appointed by the relevant Investor or the relevant Investor(s) (including by way of e-mail) provided that the direction is expressly referred to as an Investor Direction;

“Investor Director” means a director appointed to the Board or to the board of any Group Company in accordance with Clause 3.3;

“Investor Transferee” means any Investor Affiliate of that Investor;

“IPO” means the admission of all or any of the issued share capital of any Group Company (including any New Holding Company) to trading on a regulated market or other recognised investment exchange;

“Issue Floor” has the meaning given to it in Clause 10.1;

“Lead Investor” means OSN Streaming Holding Limited, a company limited by shares incorporated under the laws of the Dubai International Financial Centre (registered number: 7996) with its registered address at Unit IH-00-01-01-OF-01, Level 1, Innovation Hub, Dubai International Financial Centre, Dubai, United Arab Emirates and any person who adheres to this Agreement from time to time as a Lead Investor pursuant to a Deed of Adherence in accordance with this Agreement;

“Lenders” means the persons that make Debt Finance available to the Group from time to time;

“Major Investor” means each Investor that holds 15% or more, directly or indirectly, of the Shares of Anghami but shall not include the WBD Investor at any time;

“Mandatory Consent(s)” means any approval or the termination of any applicable waiting period pursuant to the legislation or regulations in any country or of any Governmental Authority without which a Transfer, grant, issue or sale of ROFO Sale Shares would be unlawful or otherwise prohibited;

“Material Contract” means:

(a)	the content licence agreement between Gulf DTH and Anghami FZ dated 1 April 2024;

(b)	the assignment agreement between Gulf DTH and Anghami FZ dated 1 April 2024;

(c)	any contract or arrangement between a Group Company and one of the top 5 customers to OSN+ based on business-to-business distribution revenues generated in the financial year ending 31 December 2024;

(d)	any contract or arrangement between a Group Company and one of the top 5 customers to Anghami based on business-to-business revenues generated in the financial year ending 31 December 2024;

(e)	any contract or arrangement between a Group Company and one of the Group's top 5 music content suppliers based on costs paid for the financial year ending 31 December 2024;

(f)	any contract or arrangement between a Group Company and one of the Group's top 5 non-program suppliers based on costs paid for the financial year ending 31 December 2024;

(g)	all material (i) licenses and other agreements relating to any Intellectual Property Rights, and (ii) agreements relating to the Systems (as such term is defined in the Acquisition Agreement), in each case to which any Group Company is a party;

(h)	the agreement between Gulf DTH FZ LLC and Optimum Media Direction FZ LLC dated 18 February 2021, as novated from Gulf DTH FZ LLC to Anghami FZ LLC and amended pursuant to the novation and first amendment agreement with an effective date of 1 April 2024; and

(i)	the agreement between Anghami FZ LLC and Digital Media Services FZ LLC dated 29 April 2020 with an effective date of 1 January 2020;

“Music Business” means (i) the online music streaming service known as “Anghami” owned and operated by Anghami and which, via technical resource and Intellectual Property Rights (including platform recommendation engine) shared with the OSN+ video streaming business, allows users to stream a range of music and podcasts over the internet to internet connected devices; and (ii) the events and production businesses that are operated by the Anghami Group;

“Music Business Carve-out” means a carve-out of the Music Business from the Anghami Group;

“New Holder” has the meaning given to it in paragraph 4 of Schedule 5 (Tag-Along);

“New Holding Company” means any new holding company of the Company, formed for the purpose of facilitating a Reorganisation Transaction, a Refinancing or an IPO (excluding any holding company of the Company which is a special purpose vehicle utilised by the Investors (and not any other Security Holder) to facilitate their direct or indirect investment in the Group) and in which (a) the share capital structure of the Company is replicated in all material respects; and (b) the holders of such shares in the New Holding Company are (directly or indirectly) the same as the holders of Shares in the Company in each case immediately prior to the Reorganisation Transaction, Refinancing or IPO for which the New Holding Company has been formed;

“New Issue” means an issue of Securities pursuant to Clause 10;

“New Issue Option” has the meaning given to it in Clause 10.3(a);

“New Securities” has the meaning given to it in Clause 10.1;

“Notice” has the meaning given to it in Clause 30.1;

“Observers” has the meaning give to it in Clause 3.3;

“OECD” means the Organisation for Economic Co-operation and Development;

“OECD Pillar Two Model Rules” means the model rules published by the OECD on or about 20 December 2021 in a document titled “Tax Challenges Arising from Digitalisation of the Economy - Global Anti-Base Erosion Model Rules (Pillar Two)”, as they may be subsequently revised or replaced from time to time;

“Option Agreement” means the option agreement between the Lead Investor and the WBD Investor entered into on or around the date of this Agreement;

“Ordinary Shares” means the ordinary shares of US$0.001 par value each in the capital of the Company in issue from time to time;

“Original Holder” has the meaning given to it in Clause 11.6;

“Person” means any individual, corporation, limited liability company, company, voluntary association, partnership, joint venture, trust, vessel, or other enterprise or unincorporated organization or entity;

“Pillar Two Responsible Investor” has the meaning given in the definition of “Group Company Pillar Two Tax Cost”;

“Pillar Two Rules” means any law or regulation implemented in accordance with the OECD Pillar Two Model Rules, including any law or regulation of a jurisdiction implementing the "Income Inclusion Rule", the "Undertaxed Payment Rule", or a "Qualified Domestic Minimum Top-up Tax", as such terms are used in the OECD Pillar Two Model Rules, as may be subsequently revised or replaced from time to time;

“Pillar Two Taxes” means any Tax imposed under any Pillar Two Rules, including (for the avoidance of doubt) any Tax imposed under: (i) an Income Inclusion Rule; (ii) an Undertaxed Payment Rule (including by reason of the disallowance or denial of any Relief, or any other adjustment); and (iii) a Qualified Domestic Minimum Top-up Tax (in each case as defined in the OECD Pillar Two Model Rules), including in each case any interest, penalties, surcharges or fines imposed in relation thereto;

“Pre-Emption Notice” has the meaning given to it in Clause 10.1;

“Pro-Rata Portion” means, in relation to each Security Holder, a proportion calculated by dividing the number of all Securities held by such Security Holder at the relevant time by the total number of Securities then in issue to all Security Holders (other than those held in treasury);

“Prospective Purchaser” has the meaning given to it in paragraph 5.1 of Schedule 4 (Right of First Offer);

“Refinancing” has the meaning given to it in Clause 13.1;

“Rejected ROFO Shareholders” has the meaning given to it in paragraph 4.1 of Schedule 4 (Right of First Offer);

“Relevant Securities” means all Securities held by a Defaulting Security Holder, or to which they are entitled, and any Securities formerly held by them which have been Transferred in breach of Clause 11 (Transfers of Securities);

“Relief” means any right to repayment of Tax from a Tax Authority and any relief, exemption, loss, allowance, repayment, set-off or credit in respect of Tax and any deduction in computing profits or Tax;

“Reorganisation Transaction” means a reorganisation of the Group by any means including the acquisition of the Company by a New Holding Company or any other reorganisation of the Group involving the Group’s share or debt capital (including the conversion, consolidation, sub-division or redesignation (as appropriate) of the Shares into a single class of ordinary shares) in preparation for an internal Group reorganisation, Exit or Refinancing and which may involve the exercise of the rights set out in Clause 14 (Reorganisation Transactions);

“Replacement Securities” has the meaning given to it in Clause 14.2(a);

“Representatives” means, in respect of any person, its partners, officers, employees, professional advisers, lenders, proposed lenders, auditors and other representatives of such person;

“Restricted Transferee” means any person from time to time that:

(a)	to the Lead Investor's knowledge (having made reasonable enquiries) is, or in the last two years has been, in breach of Anti-Corruption Laws or AML Laws;

(b)	is, or in the last two years has been, a Sanctioned Person; or

(c)	is, or in the last two years has been, in breach of applicable Sanctions,

or any person that is an Affiliate of such a person;

“Right to Match Notice” has the meaning given to it in paragraph 5.1 of Schedule 4 (Right of First Offer);

“RM Acceptance Period” has the meaning given to it in paragraph 5.3 of Schedule 4 (Right of First Offer);

“RM Offer” has the meaning given to it in paragraph 5.1 of Schedule 4 (Right of First Offer);

“RM Offer Notice” has the meaning given to it in paragraph 5.1 of Schedule 4 (Right of First Offer);

“RM Offer Period” has the meaning given to it in paragraph 5.1 of Schedule 4 (Right of First Offer);

“ROFO Acceptance Notice” has the meaning given to it in paragraph 2.3 of Schedule 4 (Right of First Offer);

“ROFO Acceptance Period” has the meaning given to it in paragraph 2.3 of Schedule 4 (Right of First Offer);

“ROFO Offer” has the meaning given to it in paragraph 2.1 of Schedule 4 (Right of First Offer);

“ROFO Offer Notice” has the meaning given to it in paragraph 2.1 of Schedule 4 (Right of First Offer);

“ROFO Offer Period” has the meaning given to it in paragraph 2.1 of Schedule 4 (Right of First Offer);

“ROFO Offer Price” has the meaning given to it in paragraph 2.1 of Schedule 4 (Right of First Offer);

“ROFO Participation Notice” has the meaning given to it in paragraph 4.1 of Schedule 4 (Right of First Offer);

“ROFO Proposed Terms” has the meaning given to it in paragraph 2.1 of Schedule 4 (Right of First Offer);

“ROFO Sale Documents” has the meaning given to it in paragraph 3.2 of Schedule 4 (Right of First Offer);

“ROFO Sale Shares” has the meaning given to it in paragraph 1 of Schedule 4 (Right of First Offer);

“ROFO Seller” has the meaning given to it in paragraph 1 of Schedule 4 (Right of First Offer);

“ROFO Shareholder” has the meaning given to it in paragraph 2.1 of Schedule 4 (Right of First Offer);

"ROFO Shareholder Signing Date" has the meaning give to it in paragraph 4.5(a) of Schedule 4 (Right of First Offer);

“ROFO Transfer Notice” has the meaning given to it in paragraph 2.1 of Schedule 4 (Right of First Offer);

“RP Offer” has the meaning given to it in paragraph 4.1 of Schedule 4 (Right of First Offer);

“RP Offer Notice” has the meaning given to it in paragraph 4.1 of Schedule 4 (Right of First Offer);

“RP Offer Period” has the meaning given to it in paragraph 4.1 of Schedule 4 (Right of First Offer);

“RP Offer Price” has the meaning given to it in paragraph 4.1 of Schedule 4 (Right of First Offer);

“RP Proposed Terms” has the meaning given to it in paragraph 4.1 of Schedule 4 (Right of First Offer);

“RWI Policy” means the Buyer-Side Representations and Warranties Insurance Policy dated 1 April 2024 under which the Company and certain of its Affiliates are Insureds;

“Sale” means the sale or transfer of Shares to one or more third parties as part of a single transaction or a series of related transactions (other than (i) as part of a Reorganisation Transaction or (ii) the transfer by an Investor to an Investor Affiliate) which results in such third parties (together with any person connected with or acting in concert with such third parties) being entitled to exercise Control of the Company;

“Sanctioned Country” means any country or territory that is the target of comprehensive, country-wide or territory-wide Sanctions, which as of the date of this Agreement, comprise Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called People’s Republics of Donetsk and Luhansk;

“Sanctioned Person” means any Person that is:

(a)	listed on, or owned or controlled (as such terms are defined by the relevant Sanctions Authority) (directly or indirectly) by one or more Persons identified on, or acting on behalf of a Person identified on, any Sanctions list;

(b)	resident, operating, located, or organised in, or owned or controlled (directly or indirectly) by, or acting on behalf of, a Person which is a resident, located in or organized under the laws of a Sanctioned Country);

(c)	a government of, or owned or controlled (directly or indirectly) by, or acting on behalf of, a Sanctioned Country; or

(d)	otherwise a target of Sanctions (“target of Sanctions” signifying a Person with whom a Person subject to the jurisdiction of a Sanctions Authority would be prohibited or restricted by that Sanctions Authority from engaging in trade, business, or other activities);

“Sanctions” means individually and collectively, any and all applicable economic or financial sanctions, trade restrictions, or trade embargoes imposed, administered or enforced from time to time by any Sanctions Authority;

“Sanctions Authority” means:

(a)	the government of the United States, including the Office of Foreign Asset Control (OFAC), the U.S. Department of State, the U.S. Department of Commerce, and any other governmental authority of the United States;

(b)	the United Nations;

(c)	the European Union or any European Union member state;

(d)	the United Kingdom; or

(e)	any other governmental authority that administers enacts, or enforces economic, financial, or trade sanctions laws, regulations, embargoes, or restrictive measures;

“Securities” means, together, the Debt Securities and Shares;

“Security Holder” means any person, other than a Group Company, holding Securities;

“Shareholders” means the holders of Shares and “Shareholder” means any one of them;

“Shares” means the Ordinary Shares and any other shares of any class (excluding, for the avoidance of doubt, Debt Securities) or rights convertible into or exercisable or exchangeable for shares of any class (or which are convertible into or exercisable or exchangeable for any security which is, in turn, convertible into or exercisable or exchangeable for shares of any class), including where interest accrues on the nominal value of such rights (provided such interest shall not be payable in cash), of the Company or any other Group Company from time to time, in each case having the rights and being subject to the restrictions set out in this Agreement and the Transaction Documents and “Share” means any one of them;

“SPV Group” means the Group Companies, save for any member of the Anghami Group and references to “SPV Group Company” and “member of the SPV Group” shall be construed accordingly;

“SPV Group Company Board” means the board of directors of any SPV Group Company;

“Streaming Business” means the online digital streaming service known as “OSN+” directly owned and operated by Anghami and which allows users in the Middle East and North Africa to stream a range of movies, series, and made-for-television content over the internet to certain internet connected devices located in the Middle East and North Africa;

“Surviving Provisions” means Clauses 1 (Definitions and Interpretation), 16 (Announcements), 17 (Confidentiality), 19 (Relationship of Agreement to Transaction Documents), 20 (Duration) to 32 (Governing Law and Jurisdiction) (inclusive) and, if applicable, the Surviving Tax Provisions;

“Surviving Tax Provisions” means, in any case where this Agreement terminates in respect of the Lead Investor pursuant to Clause 20 (Duration) by reason of the Lead Investor ceasing to hold any Securities or ceasing to be the beneficial owner of any Securities in each case pursuant to the exercise of the Call Option (as defined in the Option Agreement), Clause 8 (Secondary Tax Liabilities) and Clause 15 (Tax Matters), provided that where applied as a Surviving Tax Provision, a new subclause 15.2(g) shall be deemed to have been added as follows: “the Tax Liability has been taken into account in the determination of the Anghami Fair Market Value, the Agreed Net Debt Amount or the Determined Net Debt Amount (in each case as defined in the Option Agreement) in respect of the relevant exercise of the Call Option under the Option Agreement.”;

“Tag Acceptance Period” has the meaning given to it in paragraph 2.4 of Schedule 5 (Tag-Along);

“Tag Notification” has the meaning given to it in paragraph 2.4 of Schedule 5 (Tag-Along);

“Tag Transferee” has the meaning given to it in paragraph 1.1 of Schedule 5 (Tag-Along);

“Tag Triggering Sellers” has the meaning given to it in paragraph 1.1 of Schedule 5 (Tag-Along);

“Tag-Along Notice” has the meaning given to it in paragraph 2.1 of Schedule 5 (Tag-Along);

“Tag-Along Right” has the meaning given to it in paragraph 1.1 of Schedule 5 (Tag-Along);

“Tag-Along Sale” has the meaning given to it in paragraph 1.1 of Schedule 5 (Tag-Along);

“Tag-Along Securities” has the meaning given to it in paragraph 1.1 of Schedule 5 (Tag-Along);

“Tagging Security Holder” has the meaning given to it in paragraph 2.4 of Schedule 5 (Tag-Along);

“Tax” means any form of tax and any duty, levy, withholding, contribution, impost or tariff in the nature of tax, together with all related penalties, fines, surcharges and interest;

“Tax Authority” means any governmental or other authority in any jurisdiction competent to impose Tax or responsible for the administration and/or collection of Tax or enforcement of any law in relation to Tax;

“Tax Liability” means any liability of any Group Company (including any increase in any liability of a Group Company) to make or suffer an actual payment of Tax (i) arising as a consequence of an Event which occurred; or (ii) arising in respect of or with reference to any income, profits or gains which were earned, accrued or received (or deemed to be earned, accrued or received for Tax purposes), in each case, on or before the date of this Agreement, with the amount of the Tax Liability being the amount of the actual payment;

“Third Completion Date” has the meaning given to it in the Acquisition Agreement;

“Third Party Sale” has the meaning give to it in paragraph 3.1 of Schedule 4 (Right of First Offer);

"Third Party Signing Date" has the meaning give to it in paragraph 3.2(f) of Schedule 4 (Right of First Offer);

“Transaction Documents” means this Agreement, the Option Agreement, the constitutional documents of the Group Companies (including the Articles) and, in each case, all documents referred to therein;

“Transfer” means (i) any direct or indirect sale, transfer or other disposition (including by way of contractual or other arrangement which transfers the economic risk and reward or otherwise substantially mimics the effect of a sale, or by way of Encumbrance) of any Securities (including any voting rights attached thereto); (ii) any direction (by way of renunciation or otherwise) by a Security Holder, or a person entitled to an issue or transfer of Securities, that Securities be issued or transferred to a person other than itself; or (iii) any agreement to do any of the foregoing;

“VAT” has the meaning given to it in the Acquisition Agreement;

“VAT Group” means a group of companies treated as members of a group for the purposes of VAT under Applicable Law in relation to VAT in any jurisdiction;

“WBD Competitor” (i) the Walt Disney Company, Paramount Pictures, Sony Pictures, Universal Pictures, Comcast, Netflix, Apple, Google and Amazon (or their applicable Affiliates or successors to the whole of their business) operating either: (a) directly; or (b) through local Affiliates; and (ii) any new international studios, networks, platforms or content providers that license and/or aggregate content for distribution or distribute content directly, including through streaming services owned and operated either: (a) directly; or (b) through local Affiliates, that are of substantially similar global size and presence as those listed in (i);

“WBD Investor” means Dplay Entertainment Limited and any of its Investor Transferees who adhere to this Agreement from time to time as a WBD Investor pursuant to a Deed of Adherence in accordance with this Agreement; and

“Winding Up” means a voluntary or involuntary distribution pursuant to a winding up, dissolution or liquidation of the Company or any New Holding Company (including following an Asset Sale).

1.2	The Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.3	In this Agreement, the terms “Reporting Fiscal Year”, “Constituent Entity”, “MNE Group” and “Ultimate Parent Entity” shall be construed in accordance with the OECD Pillar Two Model Rules or the equivalent thereof in any applicable Pillar Two Rules.

1.4	Unless the context otherwise requires, words and expressions defined in the Articles and words and expressions defined in or having a meaning provided by the Act shall have the same meaning in this Agreement, provided that the words and expressions “company”, “holding company”, “subsidiary”, “parent undertaking”, “group undertaking” and “subsidiary undertaking” shall have the meanings given to them in the UK Companies Act 2006.

1.5	Unless the context otherwise requires, or as expressly defined otherwise, in this Agreement:

(a)	references to any of the masculine, feminine and neuter genders shall include other genders;

(b)	references to the singular shall include the plural and vice versa;

(c)	references to a person shall include a reference to any natural person, body corporate, unincorporated association, partnership, firm and trust;

(d)	references to any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and any reference to any statute, statutory provision, regulations or rules of any regulatory body shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated, re-enacted or replaced except to the extent that any amendment or modification made after the date of this Agreement would increase any liability or impose any additional obligation under this Agreement;

(e)	references to any document shall be deemed to be to that document as may be amended, supplemented, novated or replaced from time to time (with such consents as may be required pursuant to the terms of this Agreement);

(f)	any reference to a regulatory body or agency shall be deemed to include any successor of such regulatory body or agency and shall be construed as a reference to the same;

(g)	references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(h)	any time or date shall be construed as a reference to the time or date prevailing in the United Arab Emirates;

(i)	the expression “procure”, where used in the context of a party, means that the relevant party undertakes to exercise all powers, rights and resources available to it, whether as a shareholder or as a director (subject to any applicable fiduciary duties), so as to procure, so far as it is lawfully able, compliance with that obligation; provided that any obligation of the Lead Investor to procure that Anghami or any other Group Company does any thing, shall be an absolute obligation to ensure that Anghami or the relevant Group Company does such thing as if such thing was a direct contractual obligation of Anghami or the relevant Group Company;

(j)	if an Investor Director appoints an Alternate Director in accordance with paragraph 4 of Part 1 of Schedule 2 (Corporate Governance), any reference to an Investor Director shall be deemed to be a reference to his Alternate Director;

(k)	if the Company is merged with another entity and the Company is not the surviving entity of that merger, references to the “Company” shall be deemed to be references to the surviving entity of that merger; and

(l)	an undertaking, where used in relation to the Company, means an undertaking other than to the extent that it would constitute an unlawful fetter on its statutory powers.

1.6	The headings in this Agreement are for convenience only and shall not affect its meaning. References to a Clause, Schedule or paragraph are (unless otherwise stated) to a clause of and Schedule to this Agreement and to a paragraph of the relevant Schedule.

1.7	A document expressed to be “in the agreed form” means a document, the terms of which have been approved by the parties and a copy of which has been identified as such and initialled by or on behalf of each party.

1.8	In construing this Agreement, “including” shall be deemed to mean “including without limitation” and general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.	EFFECTIVE DATE

The rights and obligations of the parties pursuant to this Agreement shall be effective from the date hereof (save for any rights and obligations which are expressed to become effective under this Agreement following the date hereof).

3.	ROLE OF THE BOARD, COMPOSITION AND APPOINTMENT RIGHTS

3.1	Management Of The Group

Subject to the Act and those matters which require Investor Consent and/or Investor Direction from the WBD Investor pursuant to Clause 6.1(a)(i) or consultation with the WBD Investor pursuant to Clause 6.1(a)(ii), the Board is responsible for:

(a)	the overall direction and management of the Group; and

(b)	forming policies for conducting the business of the Group.

3.2	Board Composition and Lead Investor Appointment Rights

(a)	The parties agree that the Board, and each SPV Group Company Board, shall comprise of no less than five and no more than eight directors.

(b)	The Lead Investor shall be entitled to appoint (and remove) the chair of the Board and the board of any other SPV Group Company from amongst the Investor Directors it has appointed pursuant to Clause 3.3(d). As at the date of this Agreement, the chair of the Board shall be Sheikha Adana Nasser Sabah Al-Ahmad Al-Sabah.

(c)	The Lead Investor shall be entitled to appoint (and remove) the officers of the Company and any other SPV Group Company.

3.3	Rights Of The Investors To Appoint And Remove Directors

(a)	Prior to the Call Option Lapse Date (and, following the Call Option Lapse Date, for so long as the WBD Investor holds 15% or more, directly or indirectly, of the Shares of Anghami), the WBD Investor shall be entitled, by Investor Direction (which shall take effect on the date specified in the notice), to appoint to and remove from the Board and the board of any other SPV Group Company as it may direct, one person as a director, and to appoint and remove any replacements thereof.

(b)	Each Major Investor shall be entitled, by Investor Direction (which shall take effect on the date specified in the notice) and for so long as that Investor remains a Major Investor, to appoint to and remove from the Board and the board of any other SPV Group Company as it may direct, one person as a director, and to appoint and remove any replacements thereof.

(c)	In addition to the right to appoint to and remove from the Board and the board of any other SPV Group Company one director pursuant to and in accordance with Clause 3.3(a), the WBD Investor shall be entitled by Investor Direction (which shall take effect on the date specified in the notice):

(i)	prior to the Call Option Lapse Date (and, following the Call Option Lapse Date, for so long as the WBD Investor holds 7.5% or more, directly or indirectly, of the Shares of Anghami), to appoint to and remove from:

(1)	the Board and the board of any other SPV Group Company as it may direct, one additional person as a director, and to appoint and remove any replacements thereof; and

(2)	the Anghami Board as it may direct one person as a director, and to appoint and remove any replacements thereof; and

(ii)	prior to the Call Option Lapse Date (and, following the Call Option Lapse Date, for so long as the WBD Investor holds 15% or more, directly or indirectly, of the Shares of Anghami), to appoint and remove as it may direct:

(1)	one additional person who the WBD Investor may send to attend and speak at, but not vote at, any meeting of the Anghami Board (the “Anghami Board Observer”); and

(2)	one additional person who the WBD Investor may send to attend and speak at, but not vote at, any meeting of the audit committee of the Anghami Board (the "Anghami Audit Committee Observer" and, together with the Anghami Board Observer, the "Observers"), and, in each case, to appoint and remove any replacement thereof, and the Lead Investor shall do, and shall procure that Anghami shall do, all things necessary to ensure that such Investor Direction is given effect.

(d)	For so long as the Lead Investor holds a majority of the Shares, the Lead Investor shall be entitled, by Investor Direction (which shall take effect on the date specified in the notice), to appoint to and remove from the Board and the board of any other SPV Group Company as it may direct, all directors on the Board and the board of any other SPV Group Company other than the directors appointed pursuant to Clause 3.3(a), 3.3(b) and 3.3(c), and to appoint and remove any replacements thereof.

4.	BOARD QUORUM REQUIREMENTS

4.1	Subject to Clause 4.2, the quorum necessary for the transaction of any business of the Board and the board of any SPV Group Company to which an Investor Director has been appointed by each Major Investor and, to the extent it is entitled to appoint an Investor Director, the board of any SPV Group Company to which an Investor Director has been appointed by the WBD Investor (any such board, a “Group Company Board”), shall be the presence of at least one Investor Director appointed by each Major Investor and, to the extent it is entitled to appoint an Investor Director, at least one Investor Director appointed by the WBD Investor.

4.2	If:

(a)	(and for so long as) any Major Investor has not appointed an Investor Director, the quorum necessary for the transaction of any business of the Board and the relevant Group Company Board shall be the presence of at least one Investor Director of each Major Investor who has appointed an Investor Director and, to the extent it is entitled to appoint an Investor Director, at least one Investor Director appointed by the WBD Investor;

(b)	(and for so long as) the WBD Investor has not appointed an Investor Director to the extent it is entitled to do so, the quorum necessary for the transaction of any business of the Board and the relevant Group Company Board shall be the presence of at least one Investor Director of each Major Investor who has appointed an Investor Director; and

(c)	any meeting of the Board or relevant Group Company Board has to be reconvened twice as a result of the first and second meetings of the Board or relevant Group Company Board having been inquorate, the quorum necessary for the transaction of the business of the Board and the relevant Group Company Board to be addressed at the first and second meetings shall be the presence of at least one Investor Director.

5.	PROCEEDINGS AND VOTING AT MEETINGS

5.1	Board Meetings

The provisions of Part 1 of Schedule 2 (Corporate Governance) shall apply to proceedings of:

(a)	the Board; and

(b)	where stated in Part 1 of Schedule 2 (Corporate Governance), the Group Company Board.

5.2	General Meetings And Votes Of Members

The provisions of Part 2 of Schedule 2 (Corporate Governance) shall apply to the proceedings at general meetings, and in respect of votes of members, of the Company.

6.	CONDUCT OF BUSINESS

6.1	Investor Consent

(a)	Subject to Clause 6.1(b) and without limiting any relevant requirement under the Act, the Company undertakes to the Major Investors to, and the Lead Investor undertakes to the other Major Investors or the WBD Investor (as applicable) to, procure that each Group Company shall not effect:

(i)	any of the matters set out in Part 1 of Schedule 3 (Conduct of Business) without:

(1)	Investor Consent; and

(2)	prior to the Call Option Lapse Date (and, following the Call Option Lapse Date, for so long as the WBD Investor holds 7.5% or more, directly or indirectly, of the Shares of Anghami), Investor Direction from the WBD Investor; or

(ii)	prior to the Call Option Lapse Date (and, following the Call Option Lapse Date, for so long as the WBD Investor holds 7.5% or more, directly or indirectly, of the Shares of Anghami), any of the matters set out in Part 2 of Schedule 3 (Conduct of Business), without consulting the WBD Investor in good faith, provided that: (i) in each case, this Clause 6 shall not limit, or have the effect of limiting the Lead Investor’s ability to conduct an Exit, Refinancing or a Reorganisation Transaction in accordance with the other provisions of this Agreement; and (ii) Investor Consent and/or Investor Direction from the WBD Investor (as applicable) in respect of the matter set out in paragraph 6 of Part 1 of Schedule 3 shall not be unreasonably withheld, conditioned or delayed.

(b)	Clause 6.1(a) above does not apply in respect of and shall not operate so as to restrict or prevent:

(i)	any matter expressly permitted by, agreed pursuant to, or necessary for performance of, this Agreement or the Transaction Documents and undertaken in accordance with this Agreement or the Transaction Documents (including such matters separately agreed between the Lead Investor and the WBD Investor as part of the process specified in Clause 6.5);

(ii)	any matter contemplated by the Convertible Note Purchase Agreement, including a share capital increase in the Company or Anghami necessary to effect the transactions contemplated thereby;

(iii)	effecting or implementing (or taking any steps required to so effect or implement) the Minority Buy-out (as defined in the Acquisition Agreement), if any; provided that, prior to the Call Option Lapse Date, the Lead Investor shall consult with the WBD Investor in good faith and consider (acting reasonably) the WBD Investor's reasonable comments on the transaction documents and process with respect to the Minority Buy-out;

(iv)	effecting or implementing (or taking any steps required to so effect or implement) the Music Business Carve-Out, if any; provided that:

(1)	Investor Direction from the WBD Investor will be required if the Company or any member of the Anghami Group, as a result of the Music Business Carve-Out, enters into any arrangement or agreement (including transitional services agreements) pursuant to which the Company or any member of the Anghami Group will provide support (operational or otherwise) in respect of the Music Business to the extent any such arrangement or agreement could be in place for more than one year after the Call Option Completion Date (as defined in the Option Agreement); and

(2)	the Music Business Carve-Out is effected on arms’ length terms (it being agreed that any arrangement or agreement (including transitional services agreements) pursuant to which the Company or any member of the Anghami Group will provide support (operational or otherwise) in respect of the Music Business on a pass-through of costs basis shall be considered as arms' length terms for the purpose of costs)); and

(3)	the Music Business Carve-Out is implemented in such a way that it does not have a material detrimental tax impact to the rest of the Group's business as a whole;

(v)	any matter required to comply with Applicable Law (including a reverse stock split) or required by any Governmental Authority (including any Competition Authority); or

(vi)	any transaction that involves funding from the Lead Investor to the Company and/or the Company or a Group Company to Anghami to the extent expressly permitted by, and undertaken in accordance with, Clause 9 (Funding).

6.2	Information To Be Supplied For Investor Consents

The Company shall promptly supply to the relevant Investors and each relevant Investor Director all information and documentation reasonably necessary to allow proper consideration to be given, over a reasonable period, to any proposed transaction or matter upon which an Investor Consent is sought or an Investor Direction required.

6.3	Anti-Bribery, Anti-Corruption, Sanctions and other Applicable Laws

The Lead Investor shall (and the Lead Investor shall procure that (i) the Company shall, and (ii) the Company shall direct Anghami to):

(a)	comply with all applicable Anti-Corruption Laws, AML Laws and Sanctions;

(b)	not, directly or indirectly, provide or offer any money, donations, gifts, other benefits, or anything else of value to any Government Official or other person, or authorize the taking of any such action, for the purpose of influencing any act of or gaining any improper business advantage from such Government Official;

(c)	not engage, employ, retain or pay any person or entity to provide consulting, lobbying, facilitation or similar professional services involving contact with any Government Official or anyone who is reasonably likely to be involved in interacting with any Government Official, except to the extent any such contact or interaction is in full compliance with all applicable Anti-Corruption Laws, AML Laws, Sanctions, and the Company’s compliance policies and procedures;

(d)	promptly notify the WBD Investor of any claim, allegation or investigation relating to applicable Anti-Corruption Laws, AML Laws or Sanctions made against the Lead Investor by a Governmental Authority;

(e)	not, directly or knowingly indirectly, transact any business with, provide any services to or receive any services from, or otherwise act for the benefit of, any Sanctioned Person;

(f)	in the event that (i) any formal or informal engagement between the Lead Investor and a Sanctioned Person is identified, or (ii) the Lead Investor itself becomes the target of or subject to any Sanctions (whether directly or as a matter of law), promptly notify the WBD Investor of this; and

(g)	consult, and work together, with the WBD Investor in good faith in respect of any actions reasonably necessary to ensure material compliance by the Group Companies with Applicable Laws in line with best practice.

6.4	Data Protection, Intellectual Property and Media

The Lead Investor shall:

(a)	take steps to ensure that all privacy notices and privacy policies made available to, or accessible by, (i) the public, customers or potential customers of the Group; or (ii) employees or contractors, are updated to comply with Data Protection Law, to the extent applicable to the Group;

(b)	take steps to remediate any gaps in the Group’s compliance with Data Protection Law identified during the Group’s ongoing data protection assessment process;

(c)	ensure that no member of the Group shall abandon, fail to renew, permit to lapse (other than the expiration of such Intellectual Property Rights at the end of their statutory term and as part of business as usual portfolio analysis) or cancel any of the Intellectual Property Rights that are owned by the Group that are material to the conduct of the business of the Group.

6.5	Business Plan and Budget

(a)	The Lead Investor shall develop with Anghami the initial Business Plan and initial Annual Budget, and prepare a draft which is submitted to the board of Anghami for approval, within three months following the date hereof.

(b)	The Lead Investor shall consult in good faith with the WBD Investor when developing the initial Business Plan and initial Annual Budget and, prior to the Call Option Lapse Date (and, following the Call Option Lapse Date, for so long as the WBD Investor holds 7.5% or more, directly or indirectly, of the Shares of Anghami), any subsequent Business Plan and Annual Budget, and consider in good faith any reasonable comments made by the WBD Investor before preparing a draft of each.

(c)	The Lead Investor, and the WBD Investor for so long as it is required to be consulted in accordance with Clause 6.5(b), shall use all reasonable endeavours to ensure that Anghami shall approve and adopt the initial Business Plan and initial Annual Budget (and any subsequent Business Plan and Annual Budget) not less than 30 days following submission to the Board.

6.6	Tax administration

The Lead Investor shall procure that the Company shall, and that the Company shall direct the Anghami Group to, implement and maintain appropriate policies and practices for the management of the tax affairs of the Group in accordance with Applicable Law and good industry practice.

7.	PROVISION OF INFORMATION

7.1	Regular Reporting Obligations

(a)	The Company shall prepare annual consolidated financial statements for the Group Companies in accordance with Applicable Law, and shall provide to each Investor a copy of the annual consolidated financial statements promptly following approval of the same by the general meeting of the Company in accordance with Part 2 of Schedule 2 (Corporate Governance) of this Agreement.

(b)	The Company shall prepare and provide to each Investor copies of:

(i)	the quarterly management accounts for the Group Companies no later than 20 Business Days following the end of each such quarter;

(ii)	the monthly management accounts for the Group Companies no later than 20 Business Days following the end of each such calendar month;

(iii)	all papers circulated to the Board or the board of directors of any other SPV Group Company (or Anghami, to the extent the Company is permitted by Applicable Law to provide such papers) tabled at meetings of the Board or at meetings of the board of directors of any other SPV Group Company or Anghami; and

(iv)	to the fullest extent permitted by Applicable Law, information about all material developments affecting the business of the Group, including with respect to any Tax.

7.2	Information On Request

Upon notice to the Company from an Investor holding Ordinary Shares:

(a)	the Company shall (and shall procure that each other relevant Group Company shall) at a reasonable time, and within ten Business Days of such notice, allow such Investor or its Representatives to:

(i)	inspect and take copies of the Group’s property or business records; and

(ii)	discuss the affairs, finances and accounts of the Group (including with respect to any Tax) with its directors, officers, employees and Auditors,

in each case for the purpose of (A) auditing or valuing any Group Company; (B) preparing its own accounts or Tax returns or any filings with any stock or securities exchange on which the shares of such Investor or any of its Investor Affiliates or any Group Company is listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of that party or a member of the Investor's Group or Group Company); (C) monitoring its investment; (D) any Transfer of Securities required or permitted pursuant to the provisions of the Transaction Documents; (E) enforcing, exercising or preparing to so enforce or exercise any of its rights under the Option Agreement; or (F) any other reasonable purpose;

(b)	the Company shall prepare and send to the relevant Investor and/or its professional advisers such documents, information and/or data in relation to any Group Company, and in such form, detail and timeframe, as are requested by the relevant Investor (acting reasonably) and as are necessary or desirable to enable the relevant Investor or any of its Investor Affiliates to comply with the Compliance Measures; and

(c)	the Company shall direct the Auditors to provide to the relevant Investor and its professional advisers such information as such Investor reasonably requests from time to time for the purposes of enabling it to monitor its investment in the Group, in each case to the fullest extent permitted by Applicable Law.

7.3	To the fullest extent permitted by Applicable Law (including any fiduciary duties) and subject to the provisions of Clause 16, each of the Investor Directors and the Observers is hereby authorised to disclose all information available to him/her in such position to such Investors that proposed him/her for appointment as an Investor Director or Observers and any persons to whom such Investors are entitled to disclose Confidential Information in accordance with the terms of this Agreement. To the fullest extent permitted by Applicable Law, all parties hereby expressly agree to such disclosure and agree to release the relevant Investor Director and Observers from any duty of confidentiality in that respect, provided that such right of disclosure shall be limited to such disclosure as may be necessary for the purposes set out in Clause 7.2 and not for any other purpose (competitive or otherwise).

8.	SECONDARY TAX LIABILITIES

8.1	Subject to Clause 8.2:

(a)	each Investor (a “Covenanting Investor”) covenants to pay (on an after-Tax basis) each Group Company an amount equal to any liability of a Group Company to make an actual payment of Tax which arises as a consequence of a failure by the Covenanting Investor or any of its Affiliates to discharge any Tax for which the Covenanting Investor or its Affiliate is primarily liable (irrespective of whether that primary liability arises on, before or after the date of this Agreement); and

(b)	the Company covenants to pay (on an after-Tax basis), or procure that the relevant Group Company pays (on an after-Tax basis), to each Investor an amount equal to any liability of the Investor or any of its Affiliates to make an actual payment of Tax which arises as a consequence of a failure by a Group Company to discharge any Tax in respect of which such Group Company is primarily liable (irrespective of whether that primary liability arises on, before or after the date of this Agreement).

8.2	The covenants in Clause 8.1 shall not extend to any liability otherwise falling therein to the extent that:

(a)	the liability is interest, a penalty, a surcharge or a fine arising from a failure to pay Tax to a Tax Authority within a reasonable time after the covenanting party makes or procures payment of the amount due under Clause 8.1; or

(b)	the liability is paid or discharged by a person other than a Group Company (in the case of Clause 8.1(a)) or an Investor or any of its Affiliates (in the case of Clause 8.1(b)) or is otherwise compensated for without cost or loss to any Group Company (in the case of Clause 8.1(a)) or an Investor or any of its Affiliates (in the case of Clause 8.1(b)).

8.3	Payment of any amounts due under Clause 8.1 shall be made on the later of: (i) the date which is ten (10) Business Days after receiving notice of a claim for payment under Clause 8.1; and (ii) the date which is five (5) Business Days before the last date on which payment of Tax may be made to the relevant Tax Authority without incurring a liability to interest, fines, surcharges or penalties.

8.4	The representative member of any VAT Group shall have the responsibility to pay or account for VAT on behalf of all members of that VAT Group. Where any such VAT has been paid or the liability to pay VAT has been discharged by the representative member of any VAT Group, each Group Company that is a member of such VAT Group shall pay or reimburse to the representative member an amount equal to such VAT that is chargeable on supplies made by such Group Company. Where a Group Company that is a member of a VAT Group becomes liable to pay or discharge any VAT referable to supplies made by another member of such VAT Group, the representative member of such VAT Group shall be treated for the purposes of Clause 8.1, as the person having the primary liability to pay such VAT.

8.5	The Investors and the Company shall cooperate, and procure that its respective Affiliates cooperate, to determine (i) whether any Group Company is or may become subject to any Pillar Two Taxes; and (ii) whether any Investor or its Affiliate is or may be treated as a Pillar Two Responsible Investor for any Reporting Fiscal Year, including by way of providing notifications of whether an Investor that intends or is required to consolidate any Group Company for the purposes of the Pillar Two Rules is or may be brought within the scope of the Pillar Two Rules. If there is a Group Company Pillar Two Tax Cost for a Reporting Fiscal Year (including for the avoidance of doubt any Reporting Fiscal Year falling wholly or partly prior to the date of this Agreement) in respect of which that Investor is the Pillar Two Responsible Investor, then that Investor covenants to pay (on an after-Tax basis) to the Company an amount equal to that Group Company Pillar Two Tax Cost, such payment to be made on or before the later of: (i) the date five Business Days after demand therefor is made by the Company; and (ii) such date or dates as correspond to the latest date or dates on which the relevant Group Companies can make payment of the Tax which fairly represent(s) the relevant Group Company Pillar Two Tax Cost without incurring a liability to late payment interest or penalties. The exclusions in Clause 8.2 shall apply mutatis mutandis to the covenant to pay in this Clause 8.5.

8.6	The Investors and the Company shall cooperate reasonably and in good faith to ensure that any payments made under Clause 8 are made in a Tax efficient manner, provided for the avoidance of doubt that this shall not oblige the Company to issue any shares or securities to any Investor.

8.7	Where this Agreement has been terminated by reason of the Lead Investor ceasing to hold any Securities or ceasing to be the beneficial owner of any Securities, in each case pursuant to the exercise of the Call Option (as defined in the Option Agreement), neither the Company nor any Investor shall be liable to make any payment under Clause 8 unless written notice of a claim for payment under Clause 8 has been received by the person liable to make payment no later than the date falling 84 months after the termination of this Agreement.

9.	FUNDING

9.1	The Investors intend that the Group shall be self-financing, but if any Group Company requires additional funding for any reason, including to fund its operating expenses or capital expenditure, or to fund an acquisition (including of shares in any body corporate) ("Additional Funding"), the provisions of this Clause 9 shall apply.

9.2	If the Board determines that any Group Company requires Additional Funding and informs the Investors that Additional Funding is required, then the Lead Investor may: (i) assist the relevant Group Company with arranging such Additional Funding from such third-party equity or debt providers as the Lead Investor considers suitable; provided that, prior to the Call Option Lapse Date, no Group Company may proceed with obtaining any Debt Finance from any such third-party without obtaining an Investor Direction from the WBD Investor; or (ii) offer to provide such Additional Funding to the relevant Group Company in accordance with Clause 9.3 or Clause 9.4 (as applicable).

9.3	Prior to the Call Option Lapse Date, the Lead Investor shall:

(a)	subject to availability of funds, prevailing market conditions and the Group's compliance with applicable requirements, provide such Additional Funding to the Anghami Group itself (if either: (i) the Lead Investor has offered to provide such Additional Funding to the Anghami Group; or (ii) the Anghami Group has sought such Additional Funding from third-party equity or debt providers and the Additional Funding is not available from such third-party equity or debt providers as the Lead Investor considers suitable or any Debt Finance has not been approved by Investor Direction from the WBD Investor, where applicable); and

(b)	do so by providing such Additional Funding to the Company (which shall, in turn, provide that Additional Funding to the Anghami Group) in the same form and on the same economic terms as are agreed between the Company and Anghami in relation to the subsequent funding from the Company to the Anghami Group;

provided that, prior to the Call Option Lapse Date, the Lead Investor shall only provide funding to the Company by way of subscription for Shares in the Company in accordance with Clause 10 (New Issues of Securities).

9.4	After the Call Option Lapse Date, the Lead Investor may agree with any Group Company to provide Debt Finance to the Company, with the principal and interest of such debt to be repaid in cash by the relevant Group Company, provided that, for so long as the WBD Investor holds 7.5% or more, directly or indirectly, of the Shares of Anghami: (i) the interest rate payable does not exceed 12.5 per cent. per annum; and (ii) the relevant Group Company has been unable to arrange equivalent debt funding from a third party provider with an interest rate payable in cash of less than 12.5 per cent. per annum.

9.5	The provisions of Clause 10 shall apply to the extent any Additional Funding will involve or be provided in exchange for an issue of Securities.

10.	NEW ISSUES OF SECURITIES

10.1	Subject to Clause 10.2 and Clause 10.8, on any issue of Securities other than an Excluded Issue (the “New Securities”):

(a)	each Security Holder is entitled, but not obliged, to subscribe for its Pro-Rata Portion of Securities comprising the New Issue on the same terms and in the same proportions as any other persons participating in the New Issue; and

(b)	prior to the completion of such New Issue, the issuer(s) of Securities in the proposed New Issue shall notify each relevant Security Holder in writing of its entitlement to its Pro-Rata Portion of Securities comprising the New Securities pursuant to Clause 10.1(a):

(i)	specifying the number and class of such Securities to which it is entitled (which must be Shares in the Company prior to the Call Option Lapse Date and Securities in the Company thereafter);

(ii)	confirming the purpose for which the proceeds of the New Issue are required (which must be one of the purposes specified in Clauses 10.1(b)(iii)(A) or (B));

(iii)	specifying the price per class of Security to be issued by the Company which must not be lower than the look through value of: (A) the acquired ordinary shares of Anghami if the purpose for which the proceeds of the New Issue are required is to acquire additional ordinary shares of Anghami; or (B) the Securities to be issued by Anghami as at the date of the New Issue if the purpose for which the proceeds of the New Issue are required is to meet Anghami's funding needs (the "Issue Floor"); and

(iv)	specifying the time (being not less than 15 Business Days, unless the circumstances specified in Clause 10.2 apply) within which the offer, if not accepted by notice in writing, will be deemed to be declined,

(the "Pre-Emption Notice").

10.2	If so directed by the Lead Investor in circumstances where the Lead Investor reasonably believes that the Group requires funding on an urgent basis, the issuer(s) in the proposed New Issue may deliver a Pre-Emption Notice to each relevant Security Holder (which shall include the information set out in Clause 10.1, provided that the time within which the offer to participate in the proposed New Issue at the same time as the Lead Investor, if not accepted by notice in writing, will be deemed to be declined shall be not less than 5 Business Days). To the extent that any Security Holder actually declines or is deemed to decline such Pre-Emption Notice, the issuer(s) in such proposed New Issue shall issue the New Securities of such Security Holder to the Lead Investor (an “Accelerated Issue”) and, subject to Clause 10.3, any rights of pre-emption for other relevant Security Holders in respect of the Accelerated Issue (the “Affected Security Holders”) shall be automatically waived.

10.3	Following an Accelerated Issue:

(a)	each Affected Security Holder is entitled, but not obliged, to purchase from the Lead Investor (without regard to any pre-emption rights or rights of first offer, including as set out in Schedule 4 (Right of First Offer)) such number of each class of Securities comprising the New Securities (at the same price, on the same terms and in the same proportion of each class of New Securities as issued to the Lead Investor in the Accelerated Issue) which would result in the Affected Security Holder holding the Pro-Rata Portion it held immediately prior to the Accelerated Issue (the “New Issue Option”);

(b)	within 20 Business Days following such Accelerated Issue, the issuer(s) in the Accelerated Issue shall notify each Affected Security Holder in writing of its entitlement pursuant to Clause 10.3(a), specifying the number and class of Securities to which it is entitled to purchase from the Lead Investor, the price per class of Security, and the time (being not less than 10 Business Days) within which the offer, if not accepted by notice in writing will be deemed to be declined; and

(c)	if an Affected Security Holder elects to exercise a New Issue Option:

(i)	the Affected Security Holder shall pay to the Lead Investor the aggregate price for the Securities subject to the New Issue Option and the Lead Investor shall receive such amount to an account nominated by the Lead Investor; and

(ii)	the Lead Investor shall deliver to the relevant Affected Security Holder:

(1)	a duly executed share transfer form in respect of the Securities subject to the New Issue Option; and

(2)	a certified copy of the updated register of members reflecting the transfer of the Securities subject to the New Issue Option; and

(3)	written resolutions of the directors of the Group Company or minutes of a meeting of the board of directors of the Group Company approving:

(A)	the transfer of the Securities subject to the New Issue Option; and

(B)	instructions to the Group Company’s registered office to update the Group Company’s register of members to reflect the transfer of the Securities subject to the New Issue Option.

10.4	Any Security Holder exercising its rights to subscribe for or acquire New Securities pursuant to this Clause 10 (New Issues of Securities) shall:

(a)	subject to the satisfaction of the Lead Investor’s obligations under this Clause 10, be obliged to subscribe for or acquire, and fund such subscription or acquisition, in accordance with the timetable set out in Clauses 10.1 to 10.3 above;

(b)	subject to the satisfaction of the Security Holder’s obligations under this Clause 10, acquire or be issued with the relevant Securities fully paid and free and clear of all Encumbrances; and

(c)	as a condition to any subscription or acquisition (other than with Investor Consent from the Lead Investor) be required to subscribe for or acquire the same proportion of its entitlement to each class of New Securities comprising the New Issue.

10.5	To the extent that any Security Holder declines, or is deemed to decline, an offer for all or part of his Pro-Rata Portion of New Securities in accordance with Clause 10.1(a), the board of directors of each Group Company proposing to issue such New Securities shall deal with such declined New Securities as determined by the Board, subject to compliance with Clause 12 (Deed of Adherence) and provided that no New Securities may be issued to any Restricted Transferee or WBD Competitor.

10.6	If the WBD Investor does not exercise its rights to subscribe for or acquire New Securities pursuant to Clauses 10.1 to 10.4 (New Issues of Securities) at any time prior to the Call Option Lapse Date, it may notify the Company within 10 Business Days of the date of the New Issue that it believes the subscription or acquisition price per class of Security is lower than the Issue Floor following which: (i) the issuer(s) of Securities shall promptly provide the calculations and supporting materials used in determining the price per class of Security; (ii) the Lead Investor and the WBD Investor shall seek to resolve the dispute amicably; and (iii) if not resolved within 10 Business Days, the Company shall refer the matter to the Independent Expert for determination and the provisions of Clauses 10.7 and 10.8 shall apply. In carrying out the determination: (A) the Independent Expert shall act as expert and not as arbitrator; and (B) the determination of the Independent Expert shall, except in the case of manifest error, be final and binding on the Company and the Security Holders.

10.7	If the Independent Expert determines that the relevant subscription or acquisition price per share is lower than the Issue Floor, the Company shall issue or the Lead Investor shall transfer (as applicable), in each case acting reasonably and in good faith and within 10 Business Days of the Independent Expert's final determination, to the WBD Investor such number of New Securities (rounded up to the nearest whole number) as is necessary to reflect the position which would have resulted had the New Securities been issued or acquired at the Issue Floor (assuming, for the purposes of such calculation, no corresponding adjustment to any subscription or acquisition amount funded with respect to the New Securities).

10.8	If the Independent Expert determines that the relevant subscription or acquisition price per share is not lower than the Issue Floor, the costs and expenses of the Independent Expert incurred to make his or her determination shall be borne by the WBD Investor. If the Independent Expert determines that the relevant subscription or acquisition price per share is lower than the Issue Floor, the costs and expenses of the Independent Expert incurred to make his or her determination shall be borne by the Lead Investor.

10.9	The provisions of clause 7 (New Issues of Securities) of the Acquisition Agreement shall apply to the WBD Investor until and including the Third Completion Date and the provisions of this Clause 10 shall apply to the WBD Investor on and from the date immediately following the Third Completion Date.

11.	TRANSFERS OF SECURITIES

11.1	No party to this Agreement shall Transfer any Securities, unless such Transfer is required or permitted pursuant to, and in each case carried out in accordance with, the provisions of this Agreement.

11.2	Notwithstanding any other provision of this Agreement, no party to this Agreement may Transfer any Securities to any Restricted Transferee without the prior written consent of the other parties.

11.3	Each relevant Group Company:

(a)	shall be obliged to register any Transfer of Securities required or permitted pursuant to, and in each case carried out in accordance with, the provisions of this Agreement; and

(b)	shall not register a Transfer of Securities unless such Transfer of Securities is required or permitted pursuant to, and in each case carried out in accordance with, the provisions of this Agreement.

11.4	Pre-Call Option Lapse Date

(a)	The Investors and their Investor Transferees may, at any time, Transfer their Securities to an Investor Transferee.

(b)	Except in accordance with Clause 11.4(a) or as carried out in accordance with the provisions of the Option Agreement, no Security Holder is permitted to Transfer its Securities on or prior to the Call Option Lapse Date.

11.5	Post-Call Option Lapse Date

From the date immediately following the Call Option Lapse Date:

(a)	any Security Holder may Transfer its Securities to the extent required or permitted pursuant to: (i) Schedule 5 (Tag-Along); (ii) Schedule 6 (Drag-Along); (iii) a Reorganisation Transaction in accordance with Clause 14 (Reorganisation Transactions); and/or (iv) an IPO in accordance with Clause 13 (Exit and Refinancing); and

(b)	the Investors and their Investor Transferees may Transfer their Securities to any other person, subject to Schedule 4 (Right of First Offer) and Schedule 5 (Tag-Along) and pursuant to Schedule 6 (Drag-Along) if applicable, in each case, subject to Clause 11.2.

11.6	Cessation Of Investor Transferees

Where any person to whom Securities have been transferred as an Investor Transferee of a Security Holder (an “Original Holder”):

(a)	ceases to be an Investor Transferee of the Original Holder; and/or

(b)	makes a resolution for its winding up, makes an arrangement or composition with its creditors or makes an application to a court of competent jurisdiction for protection from its creditors or an administration or winding up order is made or an administrator or receiver is appointed in relation to it, it shall immediately transfer all Securities held by it to the Original Holder or to such other person as permitted by Clause 11.4(a) and, prior to such transfer, the provisions of Clause 11.7 shall apply.

11.7	Defaulting Security Holders

The Company may request any Security Holder to provide to the Company any information or evidence relevant to considering whether a purported Transfer of Securities is in breach of this Agreement. If such information or evidence is not provided within 10 Business Days of any request as satisfies the Company (acting reasonably) that a purported Transfer of Securities is not in breach of this Agreement the Board shall notify the relevant Security Holder (the “Defaulting Security Holder”) that a breach of this Clause 11 (Transfers of Securities) has occurred, whereupon:

(a)	each relevant Group Company shall refuse to register the purported Transfer (other than with Investor Direction from the Lead Investor or, where the Defaulting Security Holder is the Lead Investor, with Investor Consent and, prior to the Call Option Lapse Date (and, following the Call Option Lapse Date, for so long as the WBD Investor holds 7.5% or more, directly or indirectly, of the Shares of Anghami), Investor Direction from the WBD Investor);

(b)	the Relevant Securities shall cease to confer on the holder thereof any rights in relation to them and such holder shall be deemed to have waived and released all the voting rights attached to the Relevant Securities; and

(c)	the purported transferee shall have no rights or privileges in respect of such Securities or this Agreement and in particular:

(i)	with respect to the Relevant Securities, the purported transferee shall not be counted in determining the total number of votes which may be cast at any such meeting, or required for the purposes of a written resolution of any Shareholders or any class of Shareholders, or for the purposes of any other consent required under the constitutional documents; and

(ii)	the purported transferee shall cease to have (and hereby waive) any rights of pre-emption with respect to the Relevant Securities on any New Issues pursuant to this Agreement or otherwise.

12.	DEED OF ADHERENCE

12.1	Notwithstanding any other provision of this Agreement, unless this Agreement terminates in accordance with Clause 20(a) or the Board approves to the contrary (including a vote in favour from at least one Investor Director appointed by each Major Investor and one Investor Director appointed by the WBD Investor for so long as it is entitled to appoint an Investor Director), no person who is not a party to this Agreement shall be entitled to become a transferee of any Securities, nor to have any Securities issued to it, or to acquire any rights hereunder or be registered as the holder of any Securities unless such person signs, executes and delivers a fully valid and binding Deed of Adherence substantively in the form set out in Schedule 7 (Deed of Adherence) provided that this provision shall not apply in the case of Transfers of Securities to, or issues of Securities to, another Group Company as part of a Reorganisation Transaction, provided further that where such Group Company to which Securities have been transferred as part of such Reorganisation Transaction (A) ceases to be a Group Company; and/or (B) makes a resolution for its winding up, makes an arrangement or composition with its creditors or makes an application to a court of competent jurisdiction for protection from its creditors or an administration or winding up order is made or an administrator or receiver is appointed in relation to it, such Group Company shall immediately transfer all Securities held by it to another Group Company to which the circumstances set out in (B) do not apply and, prior to such transfer, the provisions of Clause 11.6 shall apply.

12.2	The benefit of this Agreement shall extend to any person who acquires, or has issued to it, Securities in accordance with this Agreement and who enters into a Deed of Adherence, but without prejudice to the continuation inter se of the rights and obligations of the original parties to this Agreement and any other persons who have entered into such a Deed of Adherence.

13.	EXIT AND REFINANCING

13.1	The Lead Investor shall, in its absolute discretion, establish the timing, structure, pricing and other terms and conditions of:

(a)	any Sale, Asset Sale or IPO from the date immediately following the Call Option Lapse Date; and

(b)	any raising of debt financing or refinancing of any existing debt or equity financing arrangements of the Group (a “Refinancing”),

provided that the Lead Investor may pursue any such Sale or Asset Sale to the extent required to effect or implement the Music Business Carve-out at any time (including before the Call Option Lapse Date) where the Music Business Carve-Out is implemented in compliance with the requirements contained in Clause 6.1(b)(iv).

13.2	Other than as provided for in accordance with Clause 13.1, no Security Holder is permitted to implement, or take steps to implement, any Sale, Asset Sale, IPO or Winding Up on or prior to the Call Option Lapse Date.

13.3	All parties agree to take such action, and to procure that such action is taken, as is reasonably requested by the Board or the Lead Investor to achieve any Exit or Refinancing that has been implemented in accordance with Clause 13.1, including, without limitation:

(a)	appointing professional and corporate finance advisers approved by the Company (and/or relevant Group Company);

(b)	assisting in the production and negotiation of such documentation as is required to effect the Exit or Refinancing;

(c)	giving such co-operation and assistance as the Lead Investor reasonably requests; and

(d)	in the event of a proposed IPO, agreeing and entering into (to the extent they are considered reasonably necessary or desirable by the underwriters or corporate finance advisers advising on the Exit):

(i)	undertakings in relation to the retention, disposal or manner of disposal of their Securities (or securities received as consideration for their Securities) (known as “lock-ups”); and

(ii)	provisions designed to result in an orderly disposal of Securities (or securities received as consideration for their Securities) by the Security Holders.

13.4	Each Investor acknowledges and agrees that, in the event of a proposed IPO:

(a)	if the Lead Investor agrees to accept restrictions on the Transfer of some or all of its Securities which are subject to such IPO for any period after such IPO, such restrictions will apply to all the Investors equally if so determined by the lead underwriter to be necessary or appropriate for the orderly transition of the Securities onto the public markets; and

(b)	if such IPO results in the admission of all or any of the issued share capital of any Group Company (other than the Company), then each Investor shall be given the opportunity to participate in the IPO by directly exchanging its Securities in the Company for its Pro-Rata Portion of Securities in the Group Company in which shares have been admitted to trading as a result of the IPO.

13.5	In the event of a proposed IPO, the parties shall discuss in good faith and (if required by the underwriters) agree a relationship agreement between the parties for the period following the IPO, replicating so far as is possible the provisions of this Agreement (taking into account Applicable Law and the rules of the relevant exchange).

13.6	The parties acknowledge that, on an Exit:

(a)	the Investors and the Investor Directors will not give any representations, warranties or indemnities in connection with the Group, except for a warranty to be given by each Investor as to the title to the Securities held by it and as to its capacity to sell those Securities; and

(b)	there shall be no arrangements or agreements in relation to the purchase price for an Exit or any other collateral benefit linked to the Exit, other than those set out in the principal transaction documents giving effect to the Exit, other than with prior Investor Consent and, prior to the Call Option Lapse Date (and, following the Call Option Lapse Date, for so long as the WBD Investor holds 7.5% or more, directly or indirectly, of the Shares of Anghami), Investor Direction from the WBD Investor.

14.	REORGANISATION TRANSACTIONS

14.1	Subject to Clause 14.4, to the fullest extent permitted by Applicable Law and upon the approval of the Board, the Company or any member of the Group shall be permitted to take any actions which are necessary, appropriate or desirable (in light of Tax, legal, regulatory or other professional advice received by the Group) to effect a Reorganisation Transaction so as to optimise the Group’s corporate structure (including for the purposes of an Exit, Refinancing or the Music Business Carve-out which is otherwise permitted in accordance with the provisions of this Agreement) provided that such Reorganisation Transaction does not adversely impact: (i) the Investment or the WBD Investor's Securities to a material extent; (ii) the Tax or legal position of the WBD Investor to a material extent; or (iii) any Investor in a manner that is materially disproportionate to the effect on the other Investors.

14.2	Each Security Holder acknowledges and agrees that:

(a)	subject to Clause 14.3, it may receive any shares or other securities of any class issued by any Group Company, as determined by the Lead Investor, by way of a dividend or distribution in kind or in exchange for, or otherwise in replacement of, Securities (the “Replacement Securities”) as part of any such Reorganisation Transaction (in which case, to the extent applicable, this Agreement shall apply to any New Holding Company as if references to the Company were references to it); and

(b)	it shall enter into any documentation, provide any consents and exercise its voting rights (as a Security Holder or otherwise) as are required to give effect to the Reorganisation Transaction.

14.3	The number of Replacement Securities to be received by any Security Holder as a result of any Reorganisation Transaction will, to the extent such Replacement Securities have not been sold or otherwise disposed of by such Security Holder in any IPO or otherwise after such Reorganisation Transaction in accordance with this Agreement, reflect the fair market value of the investment, prior to such Reorganisation Transaction as determined by the Lead Investor, of such Security Holder in any Securities that are exchanged as part of the Reorganisation Transaction.

14.4	The parties agree that the Option Agreement shall be amended to give full effect to the original intent and effect of the Option Agreement.

15.	TAX MATTERS

15.1	Subject to Clauses 15.2 to 15.7 (inclusive), the Lead Investor irrevocably undertakes that it will contribute to, or cause to be contributed to, the Company or a relevant Group Company (on an after-Tax basis) an amount equal to any Tax Liability of any Group Company.

15.2	The obligation in Clause 15.1 shall not apply to a Tax Liability, if and to extent that:

(a)	the Tax Liability has been made good pursuant to a claim under the RWI Policy;

(b)	the Tax Liability arises in the ordinary course of business of the relevant Group Company between 31 December 2023 and the date of this Agreement, provided that for the purposes of this Clause 15.2(b) and without limitation, any: (i) Tax for which a Group Company is liable after having failed to make any registration or return required by law in respect thereof; and/or (ii) any interest, penalty, surcharge, fine or additional liability to Tax which in each case arises as a result of a Group Company failing to comply with any requirement of applicable Tax legislation or the published practice of any Tax Authority, shall be deemed not to have arisen in the ordinary course of business of that Group Company;

(c)	the Tax Liability would not have arisen but for: (i) a change in legislation, regulation, rule, directive requirement, published practice or concessions of any Tax Authority; (ii) any change of application having the force of law of such legislation, regulation, rule, directive, requirement or published practice; or (iii) any change in rates of Tax, in each of cases (i) to (iii) which is announced after the date of the Acquisition Agreement (whether or not the change purports to take effect retrospectively in whole or in part);

(d)	the Tax Liability is interest, a penalty, a surcharge or a fine arising from a failure to pay Tax to a Tax Authority within a reasonable time after the Lead Investor has made the contribution of the amount required under Clause 15.1;

(e)	any Relief is available to reduce or eliminate that Tax Liability; or

(f)	the Tax Liability has been made good without cost to any of the Group Companies.

15.3	The Lead Investor shall not be liable to make a contribution under Clause 15.1, if the amount which the Lead Investor would otherwise be required to contribute in respect of that Tax Liability is less than $250,000, provided that for the purposes of this Clause 15.3, if such a Tax Liability is part of a series of Tax Liabilities arising from the same, or similar, facts or circumstances, then any and all Tax Liabilities within that series shall be aggregated and treated as a single Tax Liability.

15.4	The maximum aggregate liability of the Lead Investor to make contributions under Clause 15.1 shall not exceed $5,000,000.

15.5	The Investors and the Company shall cooperate reasonably and in good faith to ensure that any contributions made or to be made under Clause 15.1 are made in a Tax efficient manner, provided for the avoidance of doubt that this shall not oblige the Company to issue any shares or securities to any Investor.

15.6	The Lead Investor shall make any contribution required under Clause 15.1 on the later of (i) the date which is ten (10) Business Days after receiving notice from the Company or the WBD Investor of a claim for a contribution to be made under Clause 15.1; and (ii) the date which is five (5) Business Days before the last date on which payment of Tax may be made to the relevant Tax Authority without incurring a liability to interest, fines, surcharges or penalties, provided that if the Company can reasonably make a claim under the RWI Policy in respect of the relevant Tax Liability giving rise to a claim under Clause 15.1:

(a)	the Company shall first use reasonable efforts to make a claim in respect of such Tax Liability under the RWI Policy before bringing a claim under Clause 15.1; and

(b)	the Lead Investor shall not be obligated to make any contribution under Clause 15.1 unless and until the claim under the RWI Policy has been satisfied, denied or otherwise settled.

15.7	Where this Agreement has been terminated by reason of the Lead Investor ceasing to hold any Securities or ceasing to be the beneficial owner of any Securities, in each case pursuant to the exercise of the Call Option (as defined in the Option Agreement), the Lead Investor shall not be liable to make contributions under Clause 15.1 unless written notice of a claim for a contribution has been received by the Lead Investor no later than the date falling 84 months after the termination of this Agreement.

16.	ANNOUNCEMENTS

Unless otherwise agreed in writing by the Investors, no party shall issue any press release, issue any public document or make any public statement or otherwise make any disclosure to any person who is not a party to this Agreement relating to any of the matters provided for or referred to in this Agreement or any ancillary matter. This Clause 16 shall not apply to any announcement or disclosure required by law or by any competent judicial or regulatory authority or by any recognised investment exchange (in which case the parties shall co-operate, in good faith, in order to agree the content of any such announcement, so far as practicable, prior to its being made) or which is permitted under Clause 17.1.

17.	CONFIDENTIALITY

17.1	Notwithstanding any other provision of this Agreement, the Investors shall be entitled at all times to consult freely about the Group and its affairs with, and to disclose Confidential Information and the contents of the Transaction Documents (and any ancillary documents related thereto):

(a)	to (i) any of its Investor Affiliates and each of their respective Representatives; and/or (ii) any other Investors or their respective Investor Affiliates and each of their Representatives; and

(b)	to any proposed purchaser, underwriter, sponsor or broker or lender and their respective Representatives, for the purposes of facilitating either a Transfer of Securities, disposal of assets of a member of the Group, issue of Securities, Refinancing, Reorganisation Transaction or Exit subject to the relevant Investor procuring that any such recipient is made aware of the confidential nature of the Confidential Information and relevant Transaction Documents (and any ancillary documents related thereto) and agrees to treat it accordingly; and

(c)	to the Company and any other Group Company; and

(d)	in accordance with Clause 7.3.

17.2	Subject to Clause 17.1, each party shall in all respects keep confidential, and not at any time disclose, make known in any other way, or use for his own or any other person’s benefit or to the detriment of any Group Company or any other Investor or their respective Investor Affiliates, any Confidential Information, provided that:

(a)	such obligation shall not apply to information which has come into the public domain (other than through a breach by any party of this Agreement);

(b)	any party shall be entitled at all times to disclose such information as may be required by Applicable Law, any Governmental Authority or any recognised stock or securities exchange on which the shares of any party or any member of its Group or any Group Company is listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of that party or a member of its Group or Group Company) or for the purpose of any judicial or arbitral proceedings arising out of any Transaction Document or for Tax or accounting purposes (provided that, so far as practicable and legally permissible, the disclosing party shall consult with the other parties prior to making such disclosure); and

(c)	nothing contained in this Clause 17 shall prevent any employee or officer of any Group Company from disclosing information in the proper performance of his duties as an employee or officer of such Group Company.

18.	FEES, COSTS AND EXPENSES

18.1	Exit/Refinancing Costs

(a)	The relevant Group Company shall pay all fees, costs and expenses in connection with any Exit (including a Tag-Along Sale or Drag-Along Sale), Refinancing or Reorganisation Transaction (including advisers’ fees) to the extent permissible under Applicable Law, save to the extent the Board determines that the payment of any such fees, costs and expenses would result in adverse legal or Tax consequences for the Group Company.

(b)	If such Group Company is prohibited by Applicable Law from paying all such fees, costs and expenses, or if the payment of any such fees, costs and expenses would result in adverse legal or Tax consequences for the Group Company as determined by the Board, then the Security Holders shall procure that such fees, costs and expenses are deducted from the aggregate consideration received prior to any funds being paid to Security Holders, and will be borne by each of the Security Holders in the same proportions as the proceeds received by them in connection with the Exit or Refinancing (as applicable).

18.2	Other Costs

Except as otherwise stated in this Clause 18, each party shall pay its own fees, costs and expenses incurred in connection with the preparation, negotiation and/or completion of this Agreement.

19.	RELATIONSHIP OF AGREEMENT TO TRANSACTION DOCUMENTS

19.1	If there is any conflict between the provisions of this Agreement and any other Transaction Document then, to the fullest extent permitted by Applicable Law, the provisions of this Agreement shall prevail.

19.2	If any such conflict should be identified, each of the Security Holders agrees and undertakes, if so requested by the Lead Investor, to exercise its voting rights and other rights as a director and/or Security Holder in order to amend the relevant Transaction Document or articles of association of the relevant Group Company in order to eliminate the conflict by causing the relevant document to be amended so that it is consistent with this Agreement.

20.	DURATION

Without prejudice to the accrued rights of any party and save in respect of the Surviving Provisions:

(a)	this Agreement shall terminate on the earlier of (and contemporaneously with): (i) the date of completion of an Exit; and (ii) the date on which a Winding Up is concluded; and

(b)	subject to subparagraph (a), in respect of an Investor, on such Investor (and any of its Investor Transferees) ceasing to hold any Securities or ceasing to be the beneficial owner of any Securities, this Agreement shall terminate with respect to that party only (such that the terms of this Agreement may subsequently be varied without the consent of such party), provided that such party shall have complied with its obligations under Clause 11 (Transfers of Securities) with respect to any Transfer of its Securities (and the relevant transferee(s) shall have entered into a Deed of Adherence (unless the Board has approved to the contrary pursuant to Clause 12.1) and, where applicable, a deed of accession to any intercreditor deed which forms part of the Financing Documents).

21.	VARIATIONS AND WAIVERS

21.1	No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of all the Investors and the Company.

21.2	No Waiver

(a)	No failure or delay by any Investor or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

(b)	No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

(c)	Any waiver, release or compromise or any other arrangement of any kind whatsoever which an Investor gives or enters into with any other party in connection with this Agreement shall not affect any right or remedy of any Investor as regards any other parties or the liabilities of any other such parties under or in relation to this Agreement.

22.	ENTIRE AGREEMENT

22.1	This Agreement and the Transaction Documents together contain the entire agreement and understanding of the parties and supersede all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document.

22.2	Each of the parties acknowledges that it is entering into this Agreement without reliance on any undertaking or representation given by or on behalf of any other party to this Agreement, other than as expressly contained in this Agreement, and provided that nothing in this Clause 22.2 shall exclude any liability of any party for fraud or fraudulent misrepresentation.

22.3	This Agreement shall not be construed as creating any partnership or agency relationship between any of the parties, except where this Agreement expressly so provides.

22.4	Without prejudice to any liability for fraud, fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement are contained in this Agreement, and no party shall have any right to rescind this Agreement.

23.	ASSIGNMENT

23.1	Subject to Clause 23.2, no party shall be entitled to assign the benefit or burden of any provision of this Agreement (or any of the documents referred to herein) without the prior written consent of all other Investors.

23.2	All or any of an Investor’s rights under this Agreement may be assigned by that Investor to any third party to whom it Transfers Securities or to any Investor Affiliate of that Investor to whom it Transfers Securities, provided that:

(a)	in the case of an assignment to an Investor Affiliate, if such assignee ceases to be an Investor Affiliate such rights are assigned to the Investor or another Investor Affiliate of that Investor; and

(b)	rights granted only to the WBD Investor under this Agreement may only be assigned by the WBD Investor to the WBD Investor's Investor Transferees.

23.3	No assignment of this Agreement shall operate to increase the liability of any of the parties under this Agreement.

24.	COUNTERPARTS

This Agreement may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.

25.	FURTHER ASSURANCE

25.1	Each party shall observe and comply fully with the provisions of this Agreement and each of the Transaction Documents and undertakes to exercise its rights (whether in its capacity as a Security Holder, shareholder, director or employee (in each case as far as may be applicable)) to give full effect to the provisions of this Agreement including, without limitation, to pass any shareholder resolutions of the Company and to enter into such proxies, consents to short notice, waivers of pre-emption and other documentation as is required to implement any New Issue (including any Accelerated Issue), Excluded Issue, Tag-Along Sale, Drag-Along Sale, Transfer permitted by this Agreement, Exit or Reorganisation Transaction permitted or required by, and carried out in accordance with, the terms of this Agreement, provided that no Security Holder shall be obliged to give any representations, warranties or indemnities except for those expressly required by the terms of this Agreement.

25.2	Each party shall, and shall use all reasonable endeavours to procure that any of its Investor Affiliates, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give full effect to this Agreement.

26.	OTHER REMEDIES

26.1	Any remedy or right conferred upon any party for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to them.

26.2	Each party agrees and acknowledges that:

(a)	a person with rights under this Agreement may be irreparably harmed by any breach of its terms, and that damages alone may not necessarily be an adequate remedy;

(b)	without affecting any other rights or remedies, if a breach of this Agreement occurs or is threatened, the remedies of injunction, specific performance and other equitable relief, or any combination of these remedies, may be available; and

(c)	it shall, if any of the remedies set out in subparagraph (b) is sought in relation to any threatened or actual breach of the terms of this Agreement, waive any rights it may have to oppose that remedy on the grounds that damages would be an adequate alternative.

27.	LIABILITY

Each party's obligations, covenants, warranties, representations and undertakings are given solely with respect to itself and with respect to an Investor, where applicable, its Investor Affiliates as if expressed to be given severally and not jointly and severally or jointly.

28.	THIRD PARTY RIGHTS

28.1	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement.

29.	INVALIDITY

If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable, the legality, validity and enforceability of the rest of this Agreement shall not be affected. In particular, if any provision of this Agreement incorporates or refers to provisions in a Schedule to this Agreement, then this Agreement is to be construed so as to create separate provisions in respect of each of the individual provisions set out in that Schedule, and if one of those provisions shall be held to be illegal, void, invalid or unenforceable, then the legality, validity and enforceability of the rest of those provisions shall not be affected.

30.	NOTICES

30.1	Form Of Notice

Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this Clause 30) shall be in writing and signed by or on behalf of the person giving it.

30.2	Method Of Service

Service of a Notice must be effected by one of the following methods:

(a)	by hand to the relevant address set out in Clause 30.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time;

(b)	by prepaid international airmail to the relevant address set out in Clause 30.4 and shall be deemed served at the start of the fourth Business Day after the date of posting; or

(c)	by email to the relevant address set out in Clause 30.4 and shall be deemed served at time of sending, provided that receipt shall not occur if the sender receives an automated message indicating that the message has not been delivered to the recipient.

30.3	In Clause 30.2 “during a Business Day” means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located. References to “the start of a Business Day” and “the end of a Business Day” shall be construed accordingly.

30.4	Address For Service

Notices shall be addressed as follows:

(a)	Notices for the Company shall be marked for the attention of:

Name:	OSN Streaming Limited
Address:	OSN Building Dubai Media City, Dubai, UAE
Email:	[***]

(b)	Notices for the Lead Investor shall be marked for the attention of:

Name:	OSN Streaming Holding Limited
Address:	OSN Building Dubai Media City, Dubai, UAE
Email:	[***]

(c)	Notices for the WBD Investor shall be marked for the attention of:

Name:	Julian Pitcher and Pinar Solakoglu
Address:	Chiswick Park Building 2, 566 Chiswick High Road, London, England, W4 5YB
Email:	[***] and [***]

With a copy (which shall not itself constitute Notice) to Allen Overy Shearman Sterling LLP for the attention of Nick Withers [***] and Alex Skelton [***]

(d)	In the case of any other party to this Agreement, from time to time, Notices shall be addressed to the relevant party at the address set out in that party’s Deed of Adherence.

30.5	Change Of Details

A party may change its address for service provided that it gives the other party not less than 15 days’ prior notice in accordance with this Clause 30. Until the end of such notice period, service on either address shall remain effective.

30.6	Email Communication

Notwithstanding the provisions of Clauses 30.1 and 30.2, any communication to be sent or supplied to the Company or by the Company for the purposes of Clause 6 (Conduct of Business), and Clause 7 (Provision of Information) may be made by email to:

(a)	in the case of the Company, such email address as may be specified for this purpose by the Company; and

(b)	in the case of any other party, such email address as may be notified to the Company in writing for this purpose,

and such communications shall be deemed served on delivery (as evidenced by a delivery receipt).

31.	CAPACITY

31.1	Each party warrants to each other party that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under this Agreement (and any other agreement or arrangement to be entered into by it in connection with this Agreement), that the obligations expressed to be assumed by it under this Agreement and each such other agreement are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Agreement and each such other agreement and arrangement will not:

(a)	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutive documents; or

(b)	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

32.	GOVERNING LAW AND JURISDICTION

32.1	This Agreement and the rights and obligations of the parties, including the validity and enforceability of this Agreement, the capacity of the parties and all non-contractual obligations arising under or in connection with this Agreement, shall be governed by and construed in accordance with the laws of England and Wales.

32.2	The parties irrevocably submit to the exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement, and/or any non-contractual obligations arising in connection with this Agreement.

In Witness Whereof the Parties have executed this Agreement on the Day and Year First stated.

/s/ Joseph El Kawkabani
Joseph El Kawkabani
SIGNED for and on behalf of	Authorised Signatory
OSN STREAMING LIMITED
by
/s/ Fiona Robertson
Fiona Robertson
Authorised Signatory

/s/ Joseph El Kawkabani
Joseph El Kawkabani
SIGNED for and on behalf of	Authorised Signatory
OSN STREAMING HOLDING LIMITED
by	/s/ Fiona Robertson
Fiona Robertson
Authorised Signatory

[Signature page to SHA]

EXECUTED for and on behalf of

DPLAY ENTERTAINMENT LIMITED

by	/s/ Roanne Weekes

Name:	Roanne Weekes

Title:	Director

[Signature page to SHA]

Schedule 1       INVESTORS

Name	Address
OSN Streaming Holding Limited	Unit IH-00-01-01-OF-01, Level 1, Innovation Hub, Dubai International Financial Centre, Dubai, United Arab Emirates
Dplay Entertainment Limited	Chiswick Park Building 2, 566 Chiswick High Road, London, England, W4 5YB

Schedule 2       CORPORATE GOVERNANCE

PART 1

BOARD PROCEEDINGS AND VOTING

1.	FREQUENCY, LOCATION AND CONVENING MEETINGS OF THE BOARD

1.1	The Board shall hold not less than four meetings per calendar year at such intervals as may be appropriate.

1.2	Any Investor Director, or appointee of the Major Investors or the WBD Investor to the boards of other SPV Group Companies, shall be entitled to convene a Board or SPV Group Company Board meeting on at least 10 Business Days’ prior written notice or such shorter period (being no less than two Business Days' prior written notice) as he may reasonably determine where urgent business has arisen. If any meeting of the Board or SPV Group Company Board has to be reconvened having been inquorate, the directors present shall adjourn the meeting to the same place and time not less than two Business Days after the date of the first meeting or second meeting (as the case may be).

1.3	Notice of any Board or SPV Group Company Board meeting (which may be given by e-mail) shall be sent to all directors, accompanied by a written agenda specifying the business of such meeting in reasonable detail along with all relevant papers. Other than with Investor Consent and, prior to the Call Option Lapse Date (and, following the Call Option Lapse Date, for so long as the WBD Investor holds 7.5% or more, directly or indirectly, of the Shares of Anghami), Investor Direction from the WBD Investor, only those matters included on the written agenda may be discussed at such meeting.

1.4	The directors of the relevant SPV Group Company may either attend the meeting in person at the location specified in the notice or by way of a telephone or video conference facility established by the relevant SPV Group Company which enables each of the directors present to participate.

2.	VOTING AT BOARD MEETINGS

Subject to Clause 6.1 and paragraph 5 of this Part 1 of Schedule 2 (Corporate Governance), resolutions of the Board or of the board of any SPV Group Company shall be decided by the majority of the votes cast, and each director shall have one vote. In the case of an equality of votes, no person shall have a second or casting vote and the resolution shall not be passed.

3.	CONFLICTS OF INTEREST

3.1	Where a director has an interest which is likely to give rise to a personal or professional conflict of interest (the "Conflict"), the director shall notify the Board (or the board of the relevant SPV Group Company) and, if so requested by the other directors on the Board (or on the board of the relevant SPV Group Company, as applicable), take such additional steps as may be necessary or desirable for the purpose of managing such Conflict, including compliance with any procedures laid down from time to time by the other directors on the Board (or on the board of the relevant SPV Group Company, as applicable) for the purpose of managing conflicts of interest generally and/or any specific procedures approved by the other directors on the Board (or on relevant SPV Group Company Board, as applicable) for the purpose of or in connection with the situation or matter in question. Such procedures may include the conflicted director being excluded from the receipt of information, participation in discussion and/or making of decisions, ceasing to have any entitlement to vote and/or ceasing to be required in order to constitute a quorum, in each case exclusively in respect of the Conflict.

3.2	For the avoidance of doubt, an Investor Director appointed by the Lead Investor shall not be deemed to have a Conflict for the purpose of approving Additional Funding provided such Additional Funding is to be provided in accordance with Clause 9.

4.	ALTERNATE DIRECTORS

A director may appoint another director as his replacement (an “Alternate Director”) for any specified meetings of the board of any SPV Group Company by serving written notice of such appointment on the relevant SPV Group Company. Such replacement may exercise the votes of the director who has appointed him and such appointing director may direct his replacement on how to exercise such votes.

5.	WRITTEN RESOLUTIONS

A resolution or other consent executed or approved in writing by a majority of the directors who would have been entitled to vote thereon had the same been proposed at a meeting of the board of an SPV Group Company which such directors had attended (provided such majority of directors would have constituted a quorum for the purposes of a meeting (which would include at least one Investor Director of each Major Investor who has appointed an Investor Director and at least one Investor Director appointed by the WBD Investor for so long as it is entitled to appoint an Investor Director), of the relevant board and the directors shall have the voting rights set out in paragraph 2 of this Part 1 of Schedule 2 (Corporate Governance)) shall be as valid and effective for all purposes as a resolution passed at a meeting of the relevant board duly convened and held and may consist of several documents in the like form, each signed by one or more of the directors.

PART 2

GENERAL MEETINGS AND VOTES OF MEMBERS

1.	QUORUM FOR GENERAL MEETINGS

1.1	No business shall be transacted at any meeting of the Shareholders of the Company unless a quorum of shareholders is present at the time when the meeting proceeds to business and remains present during the transaction of business.

1.2	Subject to paragraph 1.3, the quorum of any general meeting of the Company shall be the presence of a representative of each Major Investor and, prior to the Call Option Lapse Date (and, following the Call Option Lapse Date, for so long as the WBD Investor holds 7.5% or more, directly or indirectly, of the Shares of Anghami), a representative of the WBD Investor.

1.3	If a quorum is not constituted at any meeting of the Company within half an hour from the time appointed for the meeting or if during the meeting a quorum ceases to be present for a period exceeding 10 minutes, the meeting shall be adjourned for two Business Days whereupon the quorum at such adjourned meeting shall be the presence of a representative of each of the Lead Investor and one other Major Investor. If a quorum is not constituted at such adjourned meeting within half an hour from the time appointed for the meeting or if during such adjourned meeting a quorum ceases to be present for a period exceeding 10 minutes, the meeting shall be adjourned for 5 Business Days whereupon if at the adjourned meeting a quorum is not present within 30 minutes from the time appointed for the meeting the shareholder or shareholders present and entitled to vote shall form a quorum notwithstanding the absence of a representative of any Major Investor and/or the WBD Investor.

2.	VOTES OF SHAREHOLDERS

2.1	Subject to the Act, questions arising at any meeting of the Company shall be decided by a majority of the votes cast, on a poll.

2.2	All Ordinary Shares shall have the voting rights provided by the Articles.

3.	NO CASTING VOTE OF CHAIRMAN

The chairman of any meeting of the Company shall not be entitled in any circumstances to a second or casting vote in addition to any other vote he may have.

4.	NOTICE

4.1	Subject to paragraph 4.2 of this Schedule 2 (Corporate Governance), a minimum of 10 Business Days’ notice of each general meeting of the Company, accompanied by a note of the venue for such meeting and an agenda (as well as copies of any documents specified to be considered at such meeting in such agenda) of the business to be transacted shall be given to all the Shareholders.

4.2	The notice period referred to in paragraph 4.1 of this Schedule 2 (Corporate Governance) may be shortened with Investor Consent and, prior to the Call Option Lapse Date (and, following the Call Option Lapse Date, for so long as the WBD Investor holds 7.5% or more, directly or indirectly, of the Shares of Anghami), Investor Direction from the WBD Investor.

5.	PARTICIPATION

The representatives of each Shareholder may either attend the meeting in person at the location specified in the notice or by way of a telephone or video conference facility established by the Company which enables each of the representatives present to participate.

Schedule 3       CONDUCT OF BUSINESS

PART 1

1.	Make or permit any material change in the nature or scope of the Group or any Group Company’s business, including (i) the commencement of any material new business which is not ancillary to or incidental to the business of the Group, (ii) the cessation of the whole or a substantial part of the business of the Group, or (iii) between the date of this Agreement and the Call Option Lapse Date, the commencement of any new business by the Group in any of the territories that the Streaming Business (as defined in the Option Agreement) operates in as at the date hereof.

2.	Expand, develop or evolve the Group or carry on the Group’s business, other than through the Company or a wholly-owned subsidiary undertaking of the Company.

3.	Amend any provision of the Articles, constitutional documents of any other Group Company or the Delegation of Authority (in each case save as may be necessary to comply with Applicable Laws).

4.	Any proposal to vary, modify, aggregate or cancel the rights attaching to any class of Shares.

5.	Approve or make material changes to the Group’s policies with respect to Compliance Measures.

6.	Give notice of or propose any resolution to wind up any material Group Company, file or make any petition, application or notice for the appointment or intended appointment of an administrator or liquidator or provisional liquidator, restructuring officer, or invite any person to appoint an administrative receiver or administrator, or do anything similar or analogous to such matters in any other jurisdiction.

7.	Adopt the audited accounts of the Company and the audited consolidated accounts of the Group.

8.	Change the Group’s Auditors unless they shall at their own insistence resign or not seek re-appointment (in which event no new appointment shall be made without Investor Consent and, to the extent applicable, Investor Direction from the WBD Investor) or agree any reduction of any cap on the liability of the Auditors.

9.	Any change in any Group Company’s accounting reference date or (save as may be necessary to comply with Applicable Law or changes in statements of standard accounting practice) materially amending its accounting policies.

10.	Change the residence of any Group Company for tax purposes.

11.	Acquire any business or undertaking (or a material part thereof)or sell, transfer, license or otherwise dispose of or in any way cease to exercise control over (whether by one transaction or a series of transactions and whether at one time or over a period of time) the whole or any substantial part of its business, undertaking or assets (including Intellectual Property Rights).

12.	Enter into any joint venture, partnership or other arrangement (in each case which involves the formation of a corporate entity, as opposed to being purely commercial or contractual in nature) whereby its profits may be shared or establish or vary the terms of any profit related scheme of any kind whatsoever and the grant of any awards under any profit related schemes.

13.	The redemption, repurchase or reorganisation of the share capital of a Group Company by way of reduction of capital, buy-back or redemption of shares, conversion of shares from one class to another or the consolidation, subdivision or splitting of shares or the redemption of any other securities or loan capital of a Group Company.

14.	Enter into any transaction with any Shareholder or any of its Investor Affiliates or make any material amendments to any agreement with any Shareholder or any of its Investor Affiliates, except to extend the term of any such existing agreement in accordance with its terms.

15.	Enter into any guarantee, indemnity or other agreement to secure any obligation of any third party or any member of an Investor’s Group.

16.	Sell or otherwise dispose of any of the shares in Anghami, grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise), or create or grant any Encumbrance over, any of the shares in Anghami.

17.	The creation, allotment or issuing of any new shares or other securities (including debt securities) of a Group Company (other than the Company), or the grant of any option or right to subscribe for any shares or other securities of a Group Company (other than the Company), to any person other than a Group Company, except where the Company participates on a pro rata basis.

18.	Any material amendment to the Company’s distribution policy or any declaration, distribution or payment of any dividends or distributions outside of that distribution policy.

19.	Enter into any agreement, commitment or arrangement to do any of the foregoing.

PART 2

20.	Materially amend any Material Contract.

21.	Entry into any:

(a)	contract or agreement (or series of contracts or agreements) for wholesale or business to business distribution which gives rise to revenues for, or expenditure by or on behalf of, the Group in excess of USD 500,000 (in total); or

(b)	contract or agreement (or series of contracts or agreements) for the bundling of any Group Company's platforms or services with one or more third parties which gives rise to revenues for, or expenditure by or on behalf of, the Group in excess of USD 500,000 (in total).

22.	Extend the term of any transaction with any Shareholder or any of its Investor Affiliates in accordance with its terms.

23.	Enter into any agreement, commitment or arrangement to do any of the foregoing.

Schedule 4       RIGHT OF FIRST OFFER

1.	CIRCUMSTANCES IN WHICH RIGHTS OF FIRST OFFER APPLY

Subject to the provisions of Clauses 10.3 and 10.4, and prior to an IPO, if a Shareholder (the "ROFO Seller") wishes to sell any Shares (the "ROFO Sale Shares") to any person other than an Investor Transferee, any such sale of ROFO Sale Shares by a ROFO Seller shall be subject to the right of first offer contained in this Schedule 4 (Right of First Offer).

2.	ROFO TRANSFER NOTICE

2.1	If at any time from the date immediately following the Call Option Lapse Date, a ROFO Seller wishes to sell any of its Shares to a third party (which, for the avoidance of doubt, shall not include an Investor Transferee), the ROFO Seller must first give written notice (a "ROFO Transfer Notice") to each other Shareholder (the "ROFO Shareholders"). A ROFO Transfer Notice must:

(a)	specify the number and class of the ROFO Sale Shares;

(b)	confirm each ROFO Shareholder's Pro-Rata Portion (adjusted to exclude the Pro-Rata Portion of the ROFO Seller) of the ROFO Sale Shares; and

(c)	state that each ROFO Shareholder shall have a period of 20 Business Days from receipt of the ROFO Transfer Notice (the "ROFO Offer Period") to deliver a written notice to the ROFO Seller (the "ROFO Offer Notice") which shall specify:

(i)	that the ROFO Offer Notice constitutes an irrevocable offer to purchase its Pro-Rata Portion of the ROFO Sale Shares from the ROFO Seller on the basis that each ROFO Shareholder may elect to take up all (and not part only) of its Pro-Rata Portion of the ROFO Sale Shares;

(ii)	the price it is offering to pay for such ROFO Sale Shares (the "ROFO Offer Price"); and

(iii)	any other material terms of the purchase (the "ROFO Proposed Terms"),

(a "ROFO Offer").

2.2	Each ROFO Shareholder who makes a ROFO Offer prior to the expiration of the ROFO Offer Period shall state either that:

(a)	it irrevocably offers to purchase, for the ROFO Offer Price and on the ROFO Proposed Terms, all of the ROFO Sale Shares; or

(b)	it does not offer to purchase more than its Pro-Rata Portion of the ROFO Sale Shares,

and if a ROFO Shareholder who makes a ROFO Offer fails to make a confirmation in the terms of paragraph 2.2(a) or 2.2.(b), it shall be deemed to have irrevocably offered to purchase its Pro-Rata Portion of the ROFO Sale Shares.

2.3	The ROFO Seller may, at its sole discretion, reject all of the ROFO Offers or irrevocably accept one (but not more than one) ROFO Offer by delivering a written notice to the relevant ROFO Shareholder(s) (the “ROFO Acceptance Notice”) within 20 Business Days from expiry of the ROFO Offer Period (the "ROFO Acceptance Period"). If the ROFO Seller does not accept any ROFO Offers within the ROFO Acceptance Period, the ROFO Seller shall be deemed to have irrevocably rejected all of the ROFO Offers.

3.	THIRD PARTY SALE

3.1	If the ROFO Seller has:

(a)	not received one or more ROFO Offers in respect of the ROFO Sale Shares by the expiry of the ROFO Offer Period; or

(b)	rejected or is deemed to have rejected all of the ROFO Offers by the expiry of the ROFO Acceptance Period,

then the ROFO Transfer Notice shall lapse and cease to be effective and the ROFO Seller shall thereafter be entitled, at its sole discretion, either to retain all of the ROFO Sale Shares or sell all (and not only some) of the ROFO Sale Shares to any other party (a “Third Party Sale”) without any further obligation to any ROFO Shareholders pursuant to this Schedule 4 (Right of First Offer) provided that the Third Party Sale shall be done in accordance with paragraph 3.2 of this Schedule 4 (Right of First Offer).

3.2	If the ROFO Seller elects to proceed with a Third Party Sale:

(a)	the provisions of paragraph 5 of this Schedule 4 (Right of First Offer) shall apply if the ROFO Seller is the Lead Investor;

(b)	the price shall be no less than the highest ROFO Offer Price received pursuant to a ROFO Offer;

(c)	the material terms and conditions of the Third Party Sale shall be no less favourable to the ROFO Seller than the most favourable ROFO Proposed Terms received pursuant to a ROFO Offer;

(d)	the ROFO Seller shall not sell any ROFO Sale Shares to a Restricted Transferee, unless each Shareholder has given its prior written consent to the sale;

(e)	the third party purchaser of the ROFO Sale Shares shall execute and deliver to the Company a Deed of Adherence;

(f)	the ROFO Seller and the third party purchaser must execute legally binding transaction documents in relation to the sale of the ROFO Sale Shares (the "ROFO Sale Documents") by no later than nine months from the expiry of the ROFO Acceptance Period (the date upon which the ROFO Sale Documents are executed, being the "Third Party Signing Date"); and

(g)	the ROFO Seller must complete the sale of the ROFO Sale Shares to the third party purchaser by no later than: (i) three months following the Third Party Signing Date (if no Mandatory Consents are required); or (ii) twelve months following the Third Party Signing Date (if any Mandatory Consents are required).

4.	ROFO SHAREHOLDER SALE

4.1	If the ROFO Seller has accepted one ROFO Offer in respect of ROFO Sale Shares by the expiry of the ROFO Acceptance Period (and rejected one or more other ROFO Offers), then the ROFO Seller shall first give written notice (a “ROFO Participation Notice”) to ROFO Shareholders who made a ROFO Offer which was rejected (the "Rejected ROFO Shareholders") which shall:

(a)	specify the name of the ROFO Shareholder from whom the ROFO Seller has accepted a ROFO Offer (the "Accepted ROFO Shareholder");

(b)	specify the amount and type of consideration offered by the Accepted ROFO Shareholder and any other material terms and conditions contained in the ROFO Offer; and

(c)	state that the Rejected ROFO Shareholders shall have a period of 20 Business Days from receipt of the ROFO Participation Notice (the "RP Offer Period") to deliver a written notice to the ROFO Seller (the "RP Offer Notice") which shall specify that the RP Offer Notice constitutes an irrevocable offer by the Rejected ROFO Shareholders to purchase all (and not part only) of its Pro-Rata Portion of the ROFO Sale Shares from the ROFO Seller for the same amount offered by the Accepted ROFO Shareholder (the "RP Offer Price") and on the same material terms and conditions contained in the ROFO Offer from the Accepted ROFO Shareholder (the "RP Proposed Terms") (the "RP Offer").

4.2	Each Rejected ROFO Shareholder who makes a RP Offer prior to the expiration of the RP Offer Period shall state either that:

(a)	it irrevocably offers to purchase, for the RP Offer Price and on the RP Proposed Terms, all of the ROFO Sale Shares; or

(b)	it does not offer to purchase more than its Pro-Rata Portion of the ROFO Sale Shares,

and if a Rejected ROFO Shareholder who makes a RP Offer fails to make a confirmation in the terms of paragraph 4.2(a) or 4.2(b), it shall be deemed to have irrevocably offered to purchase its Pro-Rata Portion of the ROFO Sale Shares.

4.3	If the ROFO Seller:

(a)	has not received an RP Offer from any Rejected ROFO Shareholders by the expiry of the RP Offer Period; or

(b)	each Rejected ROFO Shareholder has informed the ROFO Seller that it will not deliver an RP Offer Notice by the expiry of the RP Offer Period,

then the ROFO Participation Notice shall lapse and cease to be effective and the ROFO Seller shall thereafter be entitled, at its sole discretion, to: (i) proceed with the sale of ROFO Sale Shares to the Accepted ROFO Shareholder; or (ii) proceed with a Third Party Sale provided that the Third Party Sale shall be done in accordance with paragraphs 3.2 and 5 of this Schedule 4 (Right of First Offer).

4.4	If, before expiry of the RP Offer Period, any Rejected ROFO Shareholders make an RP Offer:

(a)	the ROFO Seller must accept each RP Offer which is made at the RP Offer Price and on the RP Proposed Terms; and

(b)	if the number of ROFO Sale Shares subject to the ROFO Offer and RP Offers exceeds the number of ROFO Sale Shares being sold by the ROFO Seller, then the entitlements of the Accepting ROFO Shareholder and Rejected ROFO Shareholders who made RP Offers shall be reduced pro rata in order to ensure the number of ROFO Sale Shares subject to the ROFO Offer and RP Offers equals the aggregate number of ROFO Sale Shares being sold by the ROFO Seller, and, where applicable in the remainder of this Schedule 4, ROFO Shareholder(s) from whom the ROFO Seller has accepted one or more ROFO Offers shall be construed to include Rejected ROFO Shareholders who made RP Offers.

4.5	If the ROFO Seller has accepted one or more ROFO Offers and/or RP Offers, the parties must:

(a)	execute the ROFO Sale Documents by no later than two months from the expiry of the RP Offer Period (the date upon which the ROFO Sale Documents are executed, being the "ROFO Shareholder Signing Date"); and

(b)	the ROFO Seller must complete the sale of the ROFO Sale Shares by no later than: (i) three months following the ROFO Shareholder Signing Date (if no Mandatory Consents are required); or (ii) twelve months following the ROFO Shareholder Signing Date (if any Mandatory Consents are required).

4.6	If: (i) ROFO Sale Documents have not been entered into within the applicable period specified in paragraph 4.5(a); or (ii) the sale of the ROFO Sale Shares has not completed within the applicable period specified in paragraph 4.5(b):

(a)	the ROFO Acceptance Notice(s) and/or acceptance of one or more RP Offers shall lapse and cease to be effective; and

(b)	the ROFO Seller shall be entitled, acting in its sole discretion, to proceed with a Third Party Sale in accordance with paragraph 3.2 and paragraph 5 of this Schedule 4 (Right of First Offer) provided that the provisions of paragraph 3.2(a) and paragraph 5 of this Schedule 4 (Right of First Offer) shall not apply if the ROFO Seller accepted a ROFO Offer or RP Offer from the WBD Investor but the Lead Investor and the WBD Investor have been unable to enter into ROFO Sale Documents within the applicable period specified in paragraph 4.5(a).

4.7	On the date on which the sale of the ROFO Shares completes pursuant to the ROFO Sale Documents:

(a)	the ROFO Shareholder(s) from whom the ROFO Seller has accepted one or more ROFO Offers and/or RP Offers must pay to the ROFO Seller the relevant ROFO Offer Price; and

(b)	the ROFO Seller must deliver to the relevant ROFO Shareholder(s) a duly executed transfer in favour of such ROFO Shareholder in respect of the ROFO Sale Shares being transferred and must deliver to the Company share certificates representing all of the ROFO Sale Shares.

4.8	If the ROFO Seller has not: (i) entered into ROFO Sale Documents within the period specified in paragraph 3.2(f) or 4.5(a) (as applicable); or (ii) completed the sale of the ROFO Sale Shares within the period specified in paragraph 3.2(g) or 4.5(b) (as applicable), the rights provided hereunder shall be deemed to be revived and the ROFO Sale Shares shall not be offered to any person unless first re-offered to the Shareholders in accordance with this Schedule 4 (Right of First Offer).

5.	RIGHT TO MATCH

5.1	If the Lead Investor is the ROFO Seller and the Lead Investor seeks to proceed with a Third Party Sale in accordance with paragraph 3.1 of this Schedule 4 (Right of First Offer) then, following receipt by the Lead Investor of a non-binding indication of interest from a third party (the “Prospective Purchaser”) to purchase the ROFO Sale Shares which complies with the provisions of paragraphs 3.2(b), (c) and (d) of this Schedule 4 (Right of First Offer) and which the Lead Investor is considering accepting, the Lead Investor shall first give written notice to the WBD Investor (a “Right to Match Notice”) which shall:

(a)	specify the name of the Prospective Purchaser;

(b)	specify the amount and type of consideration offered by the Prospective Purchaser and any other material terms and conditions contained in the non-binding indication of interest; and

(c)	state that the WBD Investor shall have a period of 20 Business Days from receipt of the Right to Match Notice (the "RM Offer Period") to deliver a written notice to the Lead Investor (the "RM Offer Notice") which shall specify that the RM Offer Notice constitutes an irrevocable offer by the WBD Investor to purchase all (but not less than all) of the ROFO Sale Shares from the Lead Investor for the same amount offered by the Prospective Purchaser and on materially the same terms and conditions (taken as a whole) contained in the non-binding indication of interest (the "RM Offer").

5.2	If the Lead Investor:

(a)	has not received an RM Offer from the WBD Investor in respect of all of the ROFO Sale Shares by the expiry of the RM Offer Period; or

(b)	the WBD Investor has informed the Lead Investor that it will not deliver an RM Offer Notice by the expiry of the RM Offer Period,

then the Right to Match Notice shall lapse and cease to be effective and the Lead Investor shall thereafter be entitled, at its sole discretion, either to retain all of the ROFO Sale Shares or proceed with a Third Party Sale without any further obligation to the WBD Investor pursuant to paragraph 5 of this Schedule 4 (Right of First Offer) provided that the Third Party Sale shall be done in accordance with paragraphs 3.2(b) to (f) of this Schedule 4 (Right of First Offer).

5.3	If, before expiry of the RM Offer Period, the WBD Investor makes an RM Offer, the Lead Investor may:

(a)	reject the RM Offer if, in the opinion of the Lead Investor acting reasonably, the RM Offer is not on materially the same terms and conditions (taken as a whole) as the non-binding indication of interest; or

(b)	irrevocably accept the RM Offer,

in each case by delivering a written notice to the WBD Investor within 20 Business Days of receipt of the RM Offer Notice (the "RM Acceptance Period").

5.4	If the Lead Investor does not reject or accept the RM Offer within the RM Acceptance Period, the Lead Investor shall be deemed to have irrevocably rejected the RM Offer.

5.5	If the Lead Investor has accepted the RM Offer in respect of all of the ROFO Sale Shares by the expiry of the RM Acceptance Period, the Lead Investor and the WBD Investor must execute the ROFO Sale Documents by no later than 20 Business Days from the expiry of the RM Acceptance Period.

5.6	On the date on which the sale of the ROFO Sale Shares completes pursuant to the ROFO Sale Documents:

(a)	the WBD Investor must pay to the Lead Investor the purchase price for all of the ROFO Sale Shares; and

(b)	the Lead Investor must deliver to the WBD Investor a duly executed transfer in favour of the WBD Investor in relation to all of the ROFO Sale Shares and must deliver to the Company share certificates representing all of the ROFO Sale Shares.

Schedule 5       TAG-ALONG

1.	CIRCUMSTANCES IN WHICH TAG-ALONG RIGHTS APPLY

1.1	Save as otherwise agreed in writing between the Lead Investor and a Security Holder (including in such Security Holder’s Deed of Adherence) (in which case the provisions of this Schedule 5 (Tag-Along) may be varied or disapplied solely with respect to such Security Holder), if the Lead Investor and/or its Investor Affiliates (together, the “Tag Triggering Sellers”) propose to make a sale of any Ordinary Shares to any other person (the “Tag Transferee”) at any time from the date immediately following the Call Option Lapse Date, other than:

(a)	to an Investor Transferee;

(b)	in connection with a Reorganisation Transaction; or

(c)	to any person where a Drag-Along Notice has been served (and has not lapsed) in accordance with the terms of Schedule 6 (Drag-Along),

which would, on its completion, result in a Sale (the “Tag-Along Sale”), the Tag Triggering Sellers shall procure that each of the other Security Holders have the opportunity (“Tag-Along Right”) to sell to the Tag Transferee their Pro-Rata Portion of respective Securities (the “Tag-Along Securities”) in accordance with the following provisions of this Schedule 5 (Tag-Along).

1.2	The Tag-Along Right shall not apply to any sale of Securities following or as part of an IPO which shall be governed by the provisions of any lock-up agreement and/or orderly marketing agreement.

2.	TAG-ALONG MECHANISM

2.1	Not less than 20 Business Days prior to the completion of any proposed Tag-Along Sale, the Tag Triggering Sellers shall deliver to the Company and the other Security Holders a written notice (a “Tag-Along Notice”) which notice shall set out (to the extent not described in any accompanying documents):

(a)	the identity of the Tag Transferee;

(b)	subject to paragraph 2.2 below, the type and amount of consideration to be paid by the Tag Transferee for the Tag-Along Securities;

(c)	the proposed date of the sale (if known); and

(d)	all other material terms and conditions, if any, of the Tag-Along Sale.

2.2	The Tagging Security Holders shall be entitled to sell their Pro-Rata Portion of respective Securities to the Tag Transferee:

(a)	at the same time as the sale by the Tag Triggering Sellers;

(b)	for the same type and amount of consideration as for the corresponding Securities being sold by the Tag Triggering Sellers; and

(c)	on the same economic terms and on substantially the same (but in no event less favourable) other terms (including participating in any escrow arrangements on the same terms),

(subject always to the Articles) provided that the Lead Investor:

(i)	may, in its absolute discretion by Investor Direction, determine that a Tagging Security Holder shall be offered a cash alternative to any non-cash consideration being paid for the Tag Triggering Sellers’ Securities; and

(ii)	shall offer the WBD Investor a cash alternative if the Tag Transferee is a WBD Competitor.

2.3	For the purposes of paragraph 2.2, the Ordinary Shares shall be deemed to constitute a single class of Security.

2.4	If a Security Holder wishes to exercise its Tag-Along Right (any such Security Holder a “Tagging Security Holder”), the Tagging Security Holder shall notify the Tag Triggering Sellers within 20 Business Days following the date of the Tag-Along Notice (the “Tag Acceptance Period”) that it wishes to exercise its Tag-Along Right (each such notice a “Tag Notification”). Any Security Holder that does not notify the Tag Triggering Sellers within the Tag Acceptance Period shall be deemed to have waived its Tag-Along Right.

2.5	The validity of a Tag-Along Sale pursuant to the provisions of this Schedule 5 (Tag-Along) shall not be affected by the Tag Transferee offering the Tagging Security Holders a cash alternative to any non-cash consideration being paid for the Tag Triggering Sellers’ Securities provided that on the date of the sale, the value of the consideration offered per Tag-Along Security is at least equal to the value offered for the corresponding Security of the Tag Triggering Sellers.

2.6	Following the expiry of the Tag Acceptance Period, the Tag Triggering Sellers shall deliver to each Tagging Security Holder, not less than 20 Business Days prior to the proposed Tag-Along Sale, a definitive agreement (along with any ancillary transfer instruments) to effect the sale of its Tag-Along Securities to the Tag Transferee.

2.7	If the Tag Transferee has informed the Tag Triggering Sellers that it wishes to purchase a fixed percentage of any class of Securities, and following any Tag Notification(s) this percentage is exceeded, the number of Securities being sold by the Tag Triggering Sellers and the Tagging Security Holders shall be reduced pro rata in order to meet this percentage requirement.

2.8	Each Tagging Security Holder shall:

(a)	not less than two Business Days prior to the anticipated date of the proposed sale, return to the Tag Triggering Sellers the duly executed documents and, if a certificate has been issued in respect of the relevant Securities, the relevant certificates(s) (or an indemnity in respect of any missing certificates in a form satisfactory to the Board) all of which shall be held against payment of the aggregate consideration due to it. If a Tagging Security Holder fails to comply with this paragraph 2.8(a) in full not less than two Business Days prior to the proposed sale, it shall be deemed to have waived its Tag-Along Right;

(b)	give warranties to the Tag Transferee as to the title to their Tag-Along Securities and their capacity to sell the Tag-Along Securities on the same basis as the Tag Triggering Sellers;

(c)	bear an amount of any costs of the Tag-Along Sale (to the extent such costs are not paid by a Group Company) in the same proportions as the consideration (of whatever form) received by it bears to the aggregate consideration paid pursuant to the Tag-Along Sale;

(d)	participate in any escrow arrangements agreed between the Tag Triggering Sellers and Tag Transferee in connection with the Tag-Along Sale on the same basis as the Tag Triggering Sellers; and

(e)	procure (in as far as they are reasonably able) that any directors of Group Companies appointed by it vote in favour of the Tag-Along Sale,

but is not obliged to give any other warranties, representations or indemnities.

2.9	The Tag Triggering Sellers shall furnish or shall procure that the Tag Transferee furnishes such evidence of completion of such Tag-Along Sale as may be reasonably requested by any Tagging Security Holder.

2.10	Each Tagging Security Holder shall be entitled to receive his consideration pursuant to the Tag-Along Sale (less its share of the costs of the Tag-Along Sale) at the same time as the Tag Triggering Sellers.

3.	ACCEPTANCE BY SECURITY HOLDERS

3.1	If a Tagging Security Holder exercises its Tag-Along Right, then the Tag Triggering Sellers must not complete the Tag-Along Sale unless at the same the Tag Transferee buys each of the Tagging Security Holder's Tag-Along Securities in accordance with the terms of paragraph 2.2, whereupon the Tag-Along Sale is permitted to be made provided:

(a)	it is completed within 60 Business Days of the expiry of the Tag Acceptance Period (or, where any anti-trust, regulatory or other third party conditions are required to be satisfied before the Tag-Along Sale can be completed, by the long-stop date for the satisfaction of such conditions in the Tag-Along Sale documentation (as agreed between the Tag Triggering Sellers and the Tag Transferee)); and

(b)	it takes place on terms and conditions no more favourable to the Tag Triggering Sellers to those stated on the Tag-Along Notice.

3.2	All Security Holders agree to vote their Securities in favour of the Tag-Along Sale at any meeting of Security Holders (or any class thereof) called to vote on or approve the Tag-Along Sale (and any ancillary or related matters) and/or consent in writing to the Tag-Along Sale (and any ancillary or related matters).

4.	SUBSCRIPTION OR ACQUISITION OF SECURITIES DURING TAG-ALONG SALE PERIOD

Following the issue of a Tag-Along Notice, if any person is issued or otherwise acquires any new or additional Securities (a “New Holder”), a Tag-Along Notice shall be deemed to have been served upon such New Holder on the same terms as the previous Tag-Along Notice (provided such Tag-Along Notice has not lapsed). The New Holder shall have the opportunity to sell to the Tag Transferee its Pro-Rata Portion of respective Securities and the provisions of Schedule 5 (Tag-Along) shall apply to the New Holder (with necessary modification) in respect of its holding of such new Securities.

5.	NON-COMPLETION

If the Tag-Along Sale is not completed within the period set out in paragraph 3.1(a) above, the Tag Triggering Sellers shall promptly return to the Tagging Security Holder all documents (if any) previously delivered in respect of the Tag-Along Sale, and all the restrictions on Transfer contained in this Agreement with respect to Securities held or owned by the Tag Triggering Sellers and such Tagging Security Holder shall again be in effect.

Schedule 6        DRAG-ALONG

1.	CIRCUMSTANCES IN WHICH DRAG-ALONG RIGHTS APPLY

If the Lead Investor or its Investor Affiliates (together, the “Drag Triggering Sellers”) propose to make a sale of any Ordinary Shares to a third party (which shall not include an Investor Affiliate) (the “Drag Transferee”) which would, on its completion, result in a Sale (a “Drag-Along Sale”), the Drag Triggering Sellers shall have the right, at any time from the date immediately following the Call Option Lapse Date, to require all other Security Holders (the “Dragged Security Holders”) to sell to the Drag Transferee all of their respective Securities (the “Drag-Along Securities”) in accordance with the following provisions of this Schedule 6 (Drag-Along).

2.	DRAG-ALONG MECHANISM

2.1	Not less than 20 Business Days prior to the proposed completion date of such Drag-Along Sale, the Drag Triggering Sellers may effect a Drag-Along Sale by giving written notice to the Company and the Dragged Security Holders (the “Drag-Along Notice”) which notice shall set out (to the extent not described in any accompanying documentation):

(a)	that the Dragged Security Holders are required to sell all their Drag-Along Securities in the event of a Drag-Along Sale;

(b)	the identity of the Drag Transferee;

(c)	subject to paragraph 2.4 below, the type and amount of consideration to be paid by the Drag Transferee for the Drag-Along Securities;

(d)	the proposed date of the sale (if known); and

(e)	all other material terms and conditions, if any, of the Drag-Along Sale.

2.2	Upon receipt of the Drag-Along Notice, the Dragged Security Holders shall be required to sell their respective Securities to the Drag Transferee:

(a)	at the same time as the sale by the Drag Triggering Sellers;

(b)	subject to paragraph 2.4 below, for the same type and amount of consideration as for the corresponding Securities being sold by the Drag Triggering Sellers; and

(c)	on the same economic terms and on substantially the same (but in no event less favourable) other terms (including participating in any escrow arrangements on the same terms) as are agreed between the Drag Triggering Sellers and the Drag Transferee, provided that, the Lead Investor shall offer a cash alternative to any non-cash consideration being paid for the Drag Triggering Sellers’ Securities to all Dragged Security Holders.

2.3	For the purposes of paragraph 2.2 above, the Ordinary Shares shall be deemed to constitute a single class of Security.

2.4	The validity of a Drag-Along Sale pursuant to the provisions of this Schedule 6 (Drag-Along) shall not be affected by the Drag Transferee offering the Dragged Security Holders a cash alternative to any non-cash consideration being paid for the Drag Triggering Sellers’ Securities provided that on the date of the sale, the value of the consideration offered per Drag-Along Security is at least equal to the value offered for the corresponding Security of the Drag Triggering Sellers.

2.5	The Drag-Along Notice shall be accompanied by copies of all documents required to be executed by the Dragged Security Holders to give effect to the Drag-Along Sale.

2.6	Each Dragged Security Holder, upon receipt of the Drag-Along Notice and accompanying documents, shall be obliged to:

(a)	sell all of their Drag-Along Securities and participate in the Drag-Along Sale (including giving warranties to the Drag Transferee as to the title to their Drag-Along Securities and their capacity to sell the Drag-Along Securities on the same basis as the Drag Triggering Sellers, but no other warranties, representations or indemnities) on the terms set out in the Drag-Along Notice and supporting documents; and

(b)	not less than two Business Days prior to the anticipated completion date of the Drag-Along Sale, return to the Drag Triggering Sellers the duly executed documents and, if a certificate has been issued in respect of the relevant Securities, the relevant certificates(s) (or an indemnity in respect of any missing certificates in a form satisfactory to the Board), all of which shall be held against payment of the aggregate consideration due to it.

2.7	Each Dragged Security Holder shall be entitled to receive his consideration pursuant to the Drag-Along Sale at the same time as the Drag Triggering Sellers.

3.	SUBSCRIPTION OR ACQUISITION OF SECURITIES DURING DRAG-ALONG SALE PERIOD

Following the issue of a Drag-Along Notice, if any person is issued or otherwise acquires any new or additional Securities, a Drag-Along Notice shall be deemed to have been served upon such New Holder on the same terms as the previous Drag-Along Notice. The New Holder will be bound to sell all such new Securities acquired by it to the Drag Transferee or as it may direct and the provisions of this Schedule 6 (Drag-Along) shall apply to the New Holder (with necessary modification) in respect of its holding of such new Securities.

4.	NON-COMPLETION

4.1	If the Drag-Along Sale has not been completed by the earlier of:

(a)	the date which is 60 Business Days following the date of the Drag-Along Notice (or, where any anti-trust, regulatory or other third party conditions are required to be satisfied before the Drag-Along Sale can be completed, by the long-stop date for the satisfaction of such conditions in the Drag-Along Sale documentation (as agreed between the Lead Investor and the Drag Transferee)); or

(b)	the date on which the Lead Investor sends a written notice to the Dragged Security Holders that the Drag-Along Sale will not be completed,

the Drag-Along Notice shall cease to be of effect and each Dragged Security Holder shall be irrevocably released from such obligations under the Drag-Along Notice and the rights of the Lead Investor pursuant to this Schedule 6 (Drag-Along) shall be reinstated.

Schedule 7        DEED OF ADHERENCE

THIS DEED is made on [●]

BETWEEN:

(1)	OSN STREAMING LIMITED a Cayman Islands exempted company with registration number 404857, whose registered office is at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands (the “Company”); and

(2)	[Name], of [●] (the “Subscriber”),

and is supplemental to a Shareholders' Agreement dated [●] and made between, inter alias, (i) the Investors; and (ii) the Company (each as defined therein) as from time to time amended, varied, novated, supplemented or adhered to (the “Principal Agreement”).

WHEREAS:

[[●] (the “Transferor[s]”) intends to transfer to the Subscriber][The Subscriber intends to subscribe and [the Company] intends to [allot and] issue to the Subscriber] the Securities set out in the Schedule (the “Designated Securities”), subject to the Subscriber entering into this Deed in favour of (a) the original parties to the Principal Agreement and (b) any other person or persons who after the date of the Principal Agreement (and whether or not prior to or after the date of this Deed) adheres to the Principal Agreement (the “Continuing Parties”).

IT IS AGREED as follows:

1.	Unless the context requires otherwise, words and expressions defined in the Principal Agreement shall have the same meaning when used in this Deed.

2.	The Subscriber hereby undertakes to the Company and the Continuing Parties to comply with the provisions of, and to observe and perform all the obligations of [a][an][the][Lead][WBD][Investor][party] in, the Principal Agreement after the date of this Deed and the Subscriber shall become a party to the Principal Agreement [as if he were named in the Principal Agreement [as [a][an][the][Lead][WBD][Investor][party], holding the Designated Securities together with any additional Securities he may acquire/be issued from time to time, in addition to the Continuing Parties. The Subscriber agrees that the provisions of this Clause shall be binding on it irrespective of whether he holds the Designated Securities directly or via a nominee.

3.	This Deed is made for the benefit of the Continuing Parties.

4.	It is agreed that, save as hereby provided, all the provisions of the Principal Agreement shall remain in full force and effect.

5.	For the purposes of Clause 30 (Notices) of the Principal Agreement the address and email address of the Subscriber is as set out in the Schedule.

6.	The Subscriber warrants to each of the Continuing Parties that it has full power and authority and has obtained all necessary consents to enter into and perform the obligations expressed to be assumed by it under the Principal Agreement and this Deed, that the obligations expressed to be assumed by it under the Principal Agreement and this Deed are legal, valid and binding and enforceable against it in accordance with their terms and that the execution, delivery and performance by it of this Deed will not:

(a)	result in a breach of, or constitute a default under, any agreement or arrangement to which it is a party or by which it is bound or under its constitutional documents; or

(b)	result in a breach of any law or order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it is bound.

7.	The provisions of Clause 32 (Governing Law and Jurisdiction) of the Principal Agreement shall apply to this Deed, the necessary changes being made.

THIS DEED has been duly executed and delivered as a deed on the date first stated above.

EXECUTED and
DELIVERED as a DEED by
[●] in the presence of :

Signature of Witness

Name, address and occupation of witness

SCHEDULE TO DEED OF ADHERENCE
SUBSCRIBER DETAILS

Subscriber	[full legal name]
Postal Address	[postal address]
E-mail Address	[e-mail address]
Designated Securities	[number] Ordinary Shares